                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [x] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                             Manugistics Group, Inc.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (4) Date filed:

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

                             MANUGISTICS GROUP, INC.
                              9715 Key West Avenue
                            Rockville, Maryland 20850

                                  June 30, 2003

Dear Shareholders:

         It is my pleasure to invite you to the 2003 Annual Meeting of Shareholders of Manugistics Group, Inc. to be held on Tuesday, July 29, 2003 at 9:00 a.m., Eastern Daylight Time, at the Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland.

         Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. You are accordingly urged to complete, sign, date and return your proxy promptly in the enclosed envelope. Your return of a proxy in advance will not affect your right to vote in person at the Annual Meeting.

         I hope that you will attend the Annual Meeting. The officers and directors of the Company look forward to seeing you at that time.

                               Very truly yours,

                               /s/ Gregory J. Owens
                               -------------------------------------------------
                               Gregory J. Owens

                               Chairman of the Board and Chief Executive Officer

                             MANUGISTICS GROUP, INC.
                              9715 Key West Avenue
                            Rockville, Maryland 20850

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             Tuesday, July 29, 2003

To our Shareholders:

         The Annual Meeting of Shareholders (the "Meeting") of Manugistics Group, Inc. (the "Company") will be held on Tuesday, July 29, 2003 at 9:00 a.m. E.D.T. at the Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland for the following purposes:

         1. to elect three Class II Directors, each for a term of three years and until their respective successors have been elected and qualified;

         2. to approve an amendment to the Amended and Restated 1998 Stock Option Plan of Manugistics Group, Inc. allowing for the issuance of restricted stock;

         3. to ratify the appointment of Deloitte & Touche LLP as independent auditor of the Company for its fiscal year ending February 29, 2004; and

         4. to transact such other business as may properly come before the Meeting.

         Shareholders of record at 5:00 p.m. E.D.T. on June 18, 2003 are entitled to receive notice of and to vote at the Meeting.

         You are invited to attend the Meeting. Please carefully read the attached Proxy Statement for information regarding the matters to be considered and acted upon at the Meeting. We hope that you will attend the Meeting.

         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN POSTAGE-PAID ENVELOPE. No postage need be affixed to the return envelope if mailed in the United States. If you attend the Meeting, you may withdraw your proxy and vote in person by ballot.

                            By Order of the Board of Directors

                            /s/ Timothy T. Smith
                            --------------------------------------------------
                            Timothy T. Smith
                            Senior Vice President, General Counsel and Secretary

Rockville, Maryland
June 30, 2003

                             MANUGISTICS GROUP, INC.
                              9715 Key West Avenue
                            Rockville, Maryland 20850

                                 PROXY STATEMENT

         This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy Card are being furnished in connection with the solicitation by the Board of Directors of Manugistics Group, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held on Tuesday, July 29, 2003, at 9:00 a.m. E.D.T., at the Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland, and any adjournment or postponement thereof (the "Meeting"). This Proxy Statement and the enclosed Proxy Card are being furnished on or about June 30, 2003, to all holders of record of the Company's Common Stock (the "Common Stock") as of 5:00 p.m. E.D.T. on June 18, 2003. A copy of the Company's 2003 Annual Report on Form 10-K, including consolidated financial statements for the fiscal year ended February 28, 2003, accompanies this Proxy Statement.

         At the Meeting, shareholders will elect three Class II directors, each to serve for a term of three years (Proposal 1). Shareholders will also act upon proposals to amend the Company's Amended and Restated 1998 Stock Option Plan to allow for the issuance of restricted stock (Proposal 2) and to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor (Proposal 3).

                        VOTING SECURITIES AND RECORD DATE

         The Board of Directors has fixed 5:00 p.m. E.D.T. on June 18, 2003 as the record date (the "Record Date") for determination of shareholders entitled to notice of and to vote at the Meeting. As of the Record Date, there were 70,114,376 shares of Common Stock issued and outstanding and there were no other voting securities of the Company outstanding. The presence at the Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock, or 35,057,189 shares, shall constitute a quorum for the Meeting. Each outstanding share of Common Stock entitles the record holder thereof to one vote. Abstentions and broker non-votes (where a broker or nominee is not permitted to exercise discretionary authority to vote on a matter) are not counted as votes cast on any matter to which they relate, but are counted in determining the presence of a quorum.

         Election of Directors. Assuming the presence of a quorum, a plurality of the votes cast at the Meeting is required to elect each of the nominees for director. Abstentions and broker non-votes have no effect on the outcome of the election.

         Amendment of the Amended and Restated 1998 Stock Option Plan of Manugistics Group, Inc. To be approved, the proposal to amend the Company's Amended and Restated 1998 Stock Option Plan must receive the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote thereon. Uninstructed shares are not entitled to vote on this matter. Broker non-votes have no effect on the outcome of the vote on this proposal. Abstentions have the effect of negative votes.

         Ratification of the Appointment of Independent Auditor. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting will be required to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending February 29, 2004. Broker non-votes have no effect on the outcome of the vote on this proposal. Abstentions have the effect of negative votes.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

         Eligible shareholders of record may vote at the Meeting in person or by means of the enclosed Proxy Card. You may specify your voting choices by marking the appropriate boxes on the Proxy Card. The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to or at the Meeting, will be voted in accordance with the instructions specified thereon. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted by the proxy holders as recommended by the Board of Directors.

         The Board of Directors encourages you to complete and return the Proxy Card even if you expect to attend the Meeting. You may revoke your proxy at any time before it is voted at the Meeting by giving written notice of revocation to the Secretary of the Company, by submission of a proxy bearing a later date or by attending the Meeting in person and casting a ballot.

         The proxy holders, Raghavan Rajaji and Timothy T. Smith, will vote all shares of Common Stock represented by Proxy Cards that are properly signed and returned by shareholders. The Proxy Card also authorizes the proxy holders to vote the shares represented with respect to any matters not known at the time this Proxy Statement is mailed that may properly be presented for consideration at the Meeting. YOU MUST RETURN A SIGNED PROXY CARD IF YOU WANT THE PROXY HOLDERS TO VOTE YOUR SHARES OF COMMON STOCK.

         The cost of soliciting proxies will be borne by the Company. The Company has retained The Altman Group, Inc. to assist in the distribution of proxy materials, and in the solicitation of votes for a fee of approximately $6,500, plus reimbursement of out-of-pocket expenses. Following the mailing of proxy solicitation materials, proxies may be solicited by directors, officers and employees of the Company and its subsidiaries personally, by telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares of Common Stock for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         The Second Amended and Restated By-Laws of the Company (the "By-Laws") provide that the Company's business shall be managed by a Board of Directors of not less than six and not more than nine directors, with the number of directors to be fixed by the Board of Directors from time to time. The number of directors is presently fixed at nine. The By-Laws also provide that the Company's Board of Directors is divided into three classes: Class I, Class II and Class III, each class being as nearly equal in number as possible. The directors in each class serve terms of three years and until their respective successors have been elected and qualified. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of shareholders for a three-year term.

         On January 31, 2003, Steven A. Denning, a member of Class II resigned from the Board of Directors and on October 24, 2002, Hau L. Lee, a member of Class III, resigned from the Board of Directors.

         On October 24, 2002, William H. Janeway, a partner of Warburg Pincus & Co. and a Vice-Chairman and member of Warburg Pincus LLC, a private equity investment firm, was nominated and appointed as a Class III director pursuant to the request for representation on the Board from Warburg Pincus Private Equity VIII, L.P. ("WP VIII") as a result of WP VIII's significant ownership interest in the Company in 2002. In connection with Mr. Janeway's appointment to the Board, the Company entered into a standstill agreement with WP VIII. Under the agreement, the Company consented to the acquisition by WP VIII and certain of its affiliates of up to 19.9% of the Common Stock and agreed that, for as long as WP VIII and its affiliates beneficially own at least ten percent (10%) of the outstanding shares of Common Stock, the Company would nominate and use its best efforts to have elected to the Board one person designated by WP VIII and reasonably acceptable to the Company. If WP VIII beneficially owns less than ten percent (10%) of the outstanding shares of Common Stock as a result of the sale, transfer or disposition of shares of Common Stock by WP VIII, then upon the request of the Company, WP VIII's designated member of the Board would be required to resign from the Board.

         There are presently two directors in Class I, three directors in Class II and two directors in Class III. The term of the three Class II directors, Gregory J. Owens, Joseph H. Jacovini and Thomas A. Skelton, will expire at the Meeting. The other four directors will remain in office for the remainder of their respective terms, as indicated below. There are presently two vacancies on the board. Based on the recommendation of the Corporate Governance Committee, the Board of Directors will consider suitable candidates to fill the vacancies.

         At the Meeting, three Class II directors are to be elected. Each of the three director nominees, Messrs. Owens, Jacovini and Skelton, is presently a director of the Company. Each nominee has consented to being named as a nominee for director of the Company and has agreed to serve if elected. In the event that any nominee should become unavailable or unable to serve as a director prior to the Meeting, the persons named as proxies on the Proxy Card will vote for the person(s) the Board of Directors recommends.

         Candidates for election to the Board of Directors at annual meetings of shareholders are nominated by the Corporate Governance Committee of the Board. Shareholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth in the By-Laws. Shareholders may nominate candidates for election to the Board of Directors if notice of such nomination is given to the Secretary of the Company 60 days in advance of an annual meeting, if the meeting is to be held on a day within 30 days prior to the anniversary of the preceding year's annual meeting, or 90 days in advance of the annual meeting if the annual meeting is held on or after the anniversary of the preceding year's annual meeting. With respect to annual meetings held 30 days or more prior to the anniversary of the preceding year's annual meeting and special meetings, notice of the nomination must be received no later than the close of business on the tenth day after the public announcement of the date of such meeting. The shareholder's notice must set forth as to each nominee (i) the nominee's name, age, and business and residence address, (ii) the nominee's principal occupation, (iii) the class and number of shares of the Company's equity securities beneficially owned by the nominee, and
(iv) such other information regarding such nominee that is required to be disclosed under the SEC's proxy rules relating to elections of directors (including the nominee's written consent to serve if elected). In addition, the notice must give the name and address of the shareholder giving the notice as they appear on the Company's books and the class and number of shares of the Company's equity securities beneficially owned by the shareholder.

         Set forth below is certain information regarding each nominee for Class II director, and each Class I and Class III director, each of whose term of office will continue after the Meeting.

NOMINEES FOR CLASS II DIRECTORS

         Gregory J. Owens, 43, has served as Chairman of the Board of the Company since March 2001 and has served as a director of the Company since June 1999. He has served as Chief Executive Officer of the Company since April 1999, and served as President of the Company from April 1999 through November 2000. From 1997 to April 1999, Mr. Owens served as the Global Managing Partner for the Accenture Supply Chain Practice. Mr. Owens serves on the board of directors of Serena Software, Inc., an Enterprise Change Management software provider and S1 Corporation, a provider of global enterprise software solutions for financial organizations.

         Joseph H. Jacovini, 62, has served as a director of the Company since 1986. He is a partner in Dilworth Paxson LLP, based in Philadelphia, Pennsylvania, where he has practiced law since 1965. He has served as Chairman of that firm since January 1998, having served as Co-Chairman from 1992 through December 1997. Mr. Jacovini also served as Chairman of that firm's Corporate Department from 1993 until 1997. Mr. Jacovini has been a Trustee of Drexel University since 1990 and currently serves as Chairman of the Board of Trustees.

         Thomas A. Skelton, 55, has served as a director of the Company since 1992. Since November 1999, Mr. Skelton has been the principal of Skelton & Associates, LLC, through which he serves as an investor in and advisor to computer software and services companies. He served as President and Chief Operating Officer of Cambar Software, Inc. in Charleston, South Carolina from August 1997 to November 1999.

         A plurality of the votes cast is required to elect each of the above nominees for election as a Class II Director.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINATED CLASS II DIRECTORS.

CLASS I DIRECTORS -- TO CONTINUE IN OFFICE FOR TERMS EXPIRING IN 2005

         J. Michael Cline, 43, has served as a director of the Company since 1996 and currently serves as the Company's Lead Independent Director. Since December 1999, Mr. Cline has served as Managing Partner of Accretive Technology Partners LLC, a private investment firm, which he founded, with a primary focus on enterprise software and business process outsourcing businesses. From 1989 until December 1999, Mr. Cline was a managing member of General Atlantic Partners, LLC (or its predecessor in interest), a private equity investment firm focused on information technology, media and communications investments on a global basis. Mr. Cline serves on the board of directors of FirePond, Inc., an enterprise software company and Exult, Inc., a web enabled human resources company.

         Lynn C. Fritz, 61, has served as a director of the Company since 1995. Mr. Fritz has been Director General of the Fritz Institute, a disaster relief management firm, since January 2001. From August 2000 to the present Mr. Fritz has served as Chairman of the Board and Chief Executive Officer of LynnCo Supply Chain Solutions (formerly Tradami Logistics, Inc.), a provider of solutions that optimize and analyze logistics networks. From 1988 through May 2001, Mr. Fritz served as Chairman and Chief Executive Officer of Fritz Companies, Inc., a global freight forwarding and customhouse brokerage company acquired by UPS in May 2001.

CLASS III DIRECTORS -- TO CONTINUE IN OFFICE FOR TERMS EXPIRING IN 2004

         William H. Janeway, 60, has served as a director of the Company since October 2002. From 1988 through December 1999, Mr. Janeway served as a Managing Director of Warburg Pincus LLC; from January 2000 through December 2000, he served as its Senior Managing Director. Mr. Janeway is currently a member and since January 2001 has served as Vice Chairman of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. Mr. Janeway serves on the board of directors of Indus International, Inc., a provider of integrated enterprise asset management, and BEA Systems, Inc., an application infrastructure software provider.

         William G. Nelson, 69, has served as a director of the Company since 1986. Since 1990, Mr. Nelson has served as Chairman of HarrisData Service of Wisconsin, Inc., a provider of business application software to mid-size organizations. Mr. Nelson was Chief Executive Officer of Harris Data Service from 1990 to June 2002. Since June 1999, Mr. Nelson has served as Chairman of the Board of Repository Technologies, Inc., a provider of customer relationship management systems for the software industry. From July 1996 until October 2000, Mr. Nelson served as the Chairman, and, from September 1996 until April 1999, he served as Chief Executive Officer and President, of Geac Computer Corporation Limited, a Canadian provider of enterprise software and systems. Mr. Nelson serves on the board of directors of Geac Computer Corporation Limited, Catalyst International, Inc., a provider of supply chain software, and HealthGate Data Corp., a provider of healthcare information.

COMPENSATION OF DIRECTORS

         The Company pays its non-employee directors an annual retainer of $15,000. Additionally, the Chairman of the Audit Committee receives an annual retainer of $10,000, and the Chairmen of the Company's other committees each receive an annual retainer of $5,000. Non-employee directors also receive $1,000 for each Board and committee meeting attended. The Company's Lead Independent Director also receives an annual retainer of $10,000. Directors who are employees of the Company do not receive any compensation for their service on the Board. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees.

         In addition, under the Company's Amended and Restated 1998 Stock Option Plan (the "1998 SOP"), each non-employee director receives annually, commencing with the first annual meeting of shareholders following the date of appointment or election to the Board, an option to purchase 10,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of grant. Any non-employee director who is appointed or elected to the Board after March 1, 2003 receives an option to purchase 35,000 shares on the date of appointment or election, prorated based on the number of fiscal quarters ending from the date of the appointment or election until the next annual meeting. These options vest quarterly over a five-year period. The 1998 SOP further provides that discretionary grants of options may also be made to non-employee directors. Mr. Janeway, who joined the Board in October 2002, received a grant of an option for 24,000 shares upon his appointment to the Board.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

         During fiscal 2003, the Board of Directors held nine meetings, including four regularly scheduled meetings and five additional meetings. The Board of Directors has established standing Audit, Compensation and Corporate Governance committees, each of which is composed solely of non-employee directors. The membership of each of these standing committees is determined from time to time by the full Board.

         The Audit Committee, which presently consists of William G. Nelson , Chairman, Thomas A. Skelton and Lynn C. Fritz, each of whom meets the criteria for "independence" under NASD Rule 4200, held fourteen meetings during fiscal 2003. The committee operates under a written charter adopted by the Board of Directors and assists the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. As part of its responsibilities, the committee appoints, determines funding for, evaluates and has the authority to replace the Company's independent auditor. In addition, the committee, in consultation with the independent auditor and senior management, reviews the adequacy and quality of the Company's financial reporting processes and systems of internal controls. The committee meets with the Company's independent auditor, with and without management present, to discuss the results of their audits and reviews, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The committee reviews with senior management and, where appropriate, the independent auditor, the financial information contained in the Company's quarterly earnings releases and quarterly and annual reports (i.e., Forms 10-Q and 10-K), and determines whether to recommend the inclusion of the Company's audited financial statements in its annual report for filing with the Securities and Exchange Commission.

         The information contained in this Proxy Statement with respect to the Audit Committee charter and the independence of the members of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference in such filing.

         The Compensation Committee, which presently consists of J. Michael Cline, Chairman, William G. Nelson and William H. Janeway, held three meetings during fiscal 2003. During fiscal 2003, the committee was responsible for the approval and administration of the compensation program for Gregory J. Owens, the Company's Chief Executive Officer. The committee was also responsible for the grant of options to the Company's executive officers under the Company's various stock option plans and administered the plans.

         The Corporate Governance Committee, which consists of Lynn C. Fritz, Chairman, Joseph H. Jacovini and William H. Janeway, was organized on January 22, 2003. No formal meetings were held during fiscal 2003. The Committee is responsible for matters related to the governance of the Company and also serves as the nominating committee of the Board of Directors. The committee monitors and reviews emerging corporate governance issues and principles and relevant regulatory developments; recommends rules and processes relating to corporate governance matters to the Board of Directors; nominates for election, at annual or special meetings of the shareholders of the Company, candidates to serve on the Board of Directors; and nominates, for the approval of the full Board of Directors, candidates to fill vacancies on the Board of Directors. In early fiscal 2004, the Board adopted a Corporate Governance Committee charter, and the committee commenced activities.

         No director attended fewer than 75% of the aggregate of (1) the total number of Board meetings held during the period he was a director and (2) the total number of meetings of the board committee or committees on which he served during the period he served on such committee or committees.

CORPORATE GOVERNANCE INITIATIVES

         The Company and the Board of Directors have established several corporate governance initiatives. Those initiatives include updating the Company's Audit Committee Charter, which is attached as Exhibit A to this proxy statement, appointing a Lead Independent Director, and having the Board committees be composed solely of independent directors by the time the 2004 Annual Meeting of Shareholders is held. In June 2003, the Board of Directors created a new position of Lead Independent Director. The independent members of the board will designate who among them will serve as Lead Independent Director on an annual basis. The Lead Independent Director will coordinate the activities of the independent directors, including scheduling, developing the agenda for and presiding at all meetings of the independent directors of the Board, and act as principal liaison between the independent directors and the Chairman of the Board. In June 2003, the independent directors, Messrs. Cline, Fritz, Janeway and Nelson, designated Mr. Cline to serve as Lead Independent Director.

                   OWNERSHIP OF MANUGISTICS GROUP, INC. STOCK

         The following table sets forth certain information, as of May 31, 2003, with respect to the beneficial ownership of shares of Common Stock by (i) each shareholder known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table appearing below under "Executive Compensation"; and (iv) all executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock which they respectively own beneficially. Beneficial ownership is based on 70,114,376 outstanding shares of Common Stock as of May 31, 2003. Under applicable rules promulgated under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of shares of Common Stock if, among other things, he or she directly or indirectly has or shares voting power or investment power with respect to such shares. A person is also considered to beneficially own shares of Common Stock which he or she does not actually own but has the right to acquire presently or within the next sixty (60) days, by exercise of stock options or otherwise.

         The address of each person who is an officer or director of the Company is 9715 Key West Avenue, Rockville, MD 20850.

                                                                        NUMBER OF SHARES      PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                   BENEFICIALLY OWNED     OF CLASS
------------------------------------                                   ------------------     --------
Gregory J. Owens(1).................................................        4,551,466           6.10
Raghavan Rajaji (2).................................................           48,063             *
Terrence A. Austin(3)...............................................          295,458             *
Everett G. Plante (4)...............................................           15,000             *
James J. Jeter (5)..................................................          194,770             *
Jeffrey L. Holmes (6)...............................................          188,088             *
J. Michael Cline(7).................................................          120,400             *
Lynn C. Fritz (8)...................................................          158,900             *
Joseph H. Jacovini (9)..............................................          194,400             *
William H. Janeway(10)..............................................        7,623,400          10.87
William G. Nelson (11)..............................................          306,400             *
Thomas A. Skelton (12)..............................................        1,193,682           1.70

William M. Gibson (13)                                                      9,261,272          13.21
Mellon Financial Corporation (14)...................................        4,497,180           6.41
Brown Capital Management, Inc. (15).................................       11,430,372          16.30
P.A.W. Capital Corp. (16)...........................................        4,836,000           6.90
Warburg Pincus Private Equity VIII, L.P. (17).......................        7,619,800          10.87
Credit Suisse Asset Management, LLC (18)............................        3,625,142           5.17

Directors and executive officers as a group
(18 persons)(19)....................................................       15,114,166          19.81%

* Less than 1% of the outstanding Common Stock.

(1) Includes 4,550,166 shares issuable upon exercise of options and 1,300 shares held in an individual retirement plan.

(2) Includes 39,813 shares issuable upon exercise of options and 3,250 shares held in the Company's employee stock purchase plan.

(3) Includes 294,458 shares issuable upon exercise of options and 1,000 shares held with his wife. Mr. Austin resigned as an executive officer of the Company effective as of January 5, 2003.

(4)  Includes 15,000 shares issuable upon exercise of options.

(5) Includes 192,770 shares issuable upon exercise of options and 2,000 shares held with his wife.

(6)  Includes 188,088 shares issuable upon exercise of options.

(7)  Includes 120,400 shares issuable upon exercise of options.

(8)  Includes 150,400 shares issuable upon exercise of options.

(9) Includes 125,728 shares issuable upon exercise of options, 2,672 shares held by his wife and 26,000 shares held in an individual retirement plan.

(10) Includes 3,600 shares issuable upon exercise of options held by Mr. Janeway and a total of 7,619,800 shares held by Warburg Pincus Private Equity VIII, L.P, including three related limited partnerships ("WP VIII"). Warburg Pincus & Co. is the sole general partner of WP VIII. WP VIII is managed by Warburg Pincus LLC. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, NY 10017. Mr. Janeway disclaims beneficial ownership of the shares held by WP VIII.

(11) Includes 90,400 shares issuable upon exercise of options and 216,000 shares held with his wife.

(12) Includes 152,400 shares issuable upon exercise of options, 12,619 shares held by his wife and 116,299 shares held in a family limited partnership.

(13) Includes 18,000 shares issuable upon exercise of options, 776,000 shares held by his wife, 660,300 shares held in a non-profit corporation, with respect to which Mr. Gibson shares voting and dispositive control, and 7,806,972 shares held in a family limited partnership. Mr. Gibson serves as the sole general partner of the limited partnership and, in such capacity, has sole voting and dispositive control of the shares held in the partnership. Mr. Gibson's address is 780 Godfrey Road, Villanova, PA 19085.

(14) Based solely on reports filed by this entity with the Securities and Exchange Commission as of January 14, 2003. The address of Mellon Financial Corporation is One Mellon Center, Pittsburgh, Pennsylvania 15258.

(15) Based solely on information provided to the Company by or on behalf of Brown Capital Management, Inc., all of the shares of Common Stock are owned by various investment advisory clients of Brown Capital Management, Inc. ("Brown"), 1201 N. Calvert Street, Baltimore, MD 21202, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to Brown's discretionary power to make investment decisions over such shares for its clients and Brown's ability to vote such shares. In all cases, persons other than Brown have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. No individual client of Brown holds more than five percent of the outstanding shares of Common Stock.

(16) Based solely on information provided to the Company by or on behalf of the named beneficial owner, P.A.W. Capital Corp., 4 Greenwich Office Park, Greenwich, CT 06831, such shares are owned solely as a result of its serving as an investment advisor to its various clients.

(17) The shareholder is WP VIII. Warburg Pincus & Co. is the sole general partner of WP VIII. WP VIII is managed by Warburg Pincus LLC. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, NY 10017.

(18) Based solely on information provided to the Company by or on behalf of the named beneficial owner, Credit Suisse Asset Management, LLC, 466 Lexington Avenue, New York, NY 10017, such shares are owned solely as a result of its serving as an investment advisor to its various clients.

(19) Includes 6,170,063 shares issuable upon exercise of options and 10,549 shares held in the Company's employee stock purchase plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth summary information regarding compensation paid or accrued by the Company for services during fiscal years 2003, 2002 and 2001 to the Company's Chief Executive Officer, each of the four most highly compensated executive officers other than the Chief Executive Officer whose individual total salary and bonus on an annual basis exceeded $100,000 for fiscal 2003, and one former executive officer of the Company, Mr. Austin, who would have been among the four most highly compensated executive officers but for the fact that he was not serving as an executive officer of the Company at the end of fiscal 2003 (the "Named Executives"). Mr. Plante joined the Company during fiscal 2002; accordingly, the annual compensation reported for him in fiscal 2002 is for a partial year.

                                                                                                       LONG-TERM
                                                                               ANNUAL                 COMPENSATION
                                                                            COMPENSATION                 AWARDS
                                                                  ----------------------------------     ------
                                                                                          OTHER        SECURITIES
                                                                                          ANNUAL       UNDERLYING     ALL OTHER
             NAME AND PRINCIPAL POSITION                   YEAR    SALARY     BONUS    COMPENSATION*   OPTIONS (#)   COMPENSATION
             ---------------------------                   ----    ------     -----    -------------   -----------   ------------
Gregory J. Owens.........................................  2003   $358,250        --    $114,246(1)      150,000      $  3,219(2)
Chief Executive Officer                                    2002    351,563   $285,939    173,632(3)    1,000,000         7,831(4)
                                                           2001    375,000    375,000    245,141(5)           -0-       14,657(6)

Raghavan Rajaji..........................................  2003   $262,717         --         --          60,000      $  6,093(7)
Executive Vice President and                               2002    257,813   $135,000         --          75,000        70,010(8)
Chief Financial Officer                                    2001    275,000    180,000         --          30,000        39,609(9)

Terrance A. Austin (10)..................................  2003   $201,306         --   $ 73,353(11)      80,000      $254,552(12)
Former Executive Vice President,                           2002    209,375   $243,750         --          85,000       126,491(13)
President, European Operations                             2001    200,000    275,090         --          80,000         3,245(14)

Everett G. Plante........................................  2003   $191,067   $ 75,000         --         105,000      $ 74,793(15)
Senior Vice President, Engineering and Technology
  Solutions                                                2002     27,680     37,500         --         150,000            --

James J. Jeter...........................................  2003   $200,620         --         --          50,000      $    284(16)
Senior Vice President, Global Marketing                    2002    196,875   $106,875         --          65,000           533(16)
                                                           2001    210,000    160,000         --          30,000           533(16)

Jeffrey L. Holmes........................................  2003   $195,843         --         --          60,000      $  4,676(17)
Executive Vice President,                                  2002    192,188    132,500         --          85,000         3,944(18)
President of Government, Aerospace and Defense Operations  2001    205,053    350,000         --          90,000         3,944(18)

* All amounts shown for usage of a charter plane are calculated using the incremental cost basis to the Company. The amount for usage of a charter plane for fiscal 2002 and fiscal 2001 was previously calculated and reported for all employees in our 2002 and 2001 proxy statements using the taxable amount attributed to the employee as determined under an IRS formula (Reg. 1.61-21(g)) that is based on Standard Industry Fare Level (SIFL) flight mileage rates, a terminal charge and the weight of the aircraft. The taxable amount attributed to Mr. Owens, as disclosed in our 2002 and 2001 proxy statements, was $72,314 and $49,014, respectively, and is $42,876 for fiscal 2003. All employee taxes, including income taxes, payable by employees of the Company for usage of a charter plane have been borne by the employee.

(1) Includes $87,581 for use of a charter plane fractionally owned by the Company.

(2) Represents $611 for additional life insurance premiums and a $2,608 employer contribution to the Company's 401(k) Plan.

(3) Includes $156,032 for use of a charter plane leased and/or fractionally owned by the Company.

(4) Represents $657 for additional life insurance premiums, $4,624 for additional long term disability insurance premiums and a $2,550 employer contribution to the Company's 401(k) Plan.

(5)  Includes $161,506 for use of a charter plane leased by the Company.

(6) Represents $6,826 for housing and relocation expenses, $657 for additional life insurance premiums, $4,624 for additional long term disability insurance premiums and a $2,550 employer contribution to the Company's 401(k) Plan.

(7) Represents $3,305 for additional life insurance premiums and a $2,788 employer contribution to the Company's 401(k) Plan.

(8) Represents $64,203 for housing and relocation expenses, $3,257 for additional life insurance premiums and a $2,550 employer contribution to the Company's 401(k) Plan.

(9) Represents $33,802 for housing and relocation expenses, $3,257 for additional life insurance premiums and a $2,550 employer contribution to the Company's 401(k) Plan.

(10) Mr. Austin resigned as an executive officer of the Company effective as of January 5, 2003.

(11) Includes $53,296 for tax equalization payments and foreign taxes paid by the Company on his behalf.

(12) Represents $252,217 for housing and relocation expenses overseas, 1,688 for an employer contribution to the Company's 401(k) Plan and $647 for additional life insurance premiums.

(13) Represents $123,246 for housing and relocation expenses overseas, $695 for additional life insurance premiums and a $2,550 employer contribution to the Company's 401(k) Plan.

(14) Represents $695 for additional life insurance premiums and a $2,550 employer contribution to the Company's 401(k) Plan.

(15) Represents $74,611 for housing and relocation expenses and $182 for additional life insurance premiums.

(16) Represents additional life insurance premiums.

(17) Represents $1,355 for relocation expenses, $619 for additional life insurance premiums and a $2,702 employer contribution to the Company's 401(k) Plan.

(18) Represents $1,394 for additional life insurance premiums and a $2,550 employer contribution to the Company's 401(k) Plan.

STOCK OPTIONS

         The following table sets forth certain information concerning the grant of options to the Chief Executive Officer and other Named Executives in fiscal 2003. The Company has not granted any stock appreciation rights ("SARs").

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                                                                           VALUE AT
                                        PERCENT OF                                   ASSUMED ANNUAL RATES
                                          TOTAL                                         OF STOCK PRICE
                        NUMBER OF        OPTIONS                                         APPRECIATION
                       SECURITIES       GRANTED TO    EXERCISE                               FOR
                       UNDERLYING       EMPLOYEES     OR BASE                            OPTION TERM
                         OPTIONS        IN FISCAL      PRICE     EXPIRATION         ----------------------
       NAME            GRANTED (#)        YEAR         ($/SH)       DATE            5%              10%
----------------------------------------------------------------------------------------------------------
Gregory J. Owens       150,000(1)         5.05%       $ 3.9800     7/25/12         $375,450       $951,464
Raghavan Rajaji         60,000(1)         2.02%       $ 3.9800     7/25/12          150,180        380,586
Terrance A. Austin      80,000(1)(2)      2.69%       $ 3.9800     7/25/12          200,240        507,448
Everett G. Plante       75,000(1)         2.53%       $ 3.9800     7/25/12          187,725        475,732
                        30,000(3)         1.01%       $ 2.4000      1/2/13           45,280        114,749
James J. Jeter          50,000(1)         1.68%       $ 3.9800     7/25/12          125,150        317,155
Jeffrey L. Holmes       60,000(1)         2.02%       $ 3.9800     7/25/12          150,180        380,586

(1) Each option vests in 60 equal monthly installments over a five-year period beginning on August 25, 2002. The options have an exercise price equal to the fair market value of the Common Stock on the date of grant.

(2) As part of Mr. Austin's termination of employment, the exercise period for his options expires August 5, 2003.

(3) Each option vests in 60 equal monthly installments over a five-year period beginning on February 2, 2003. The options have an exercise price equal to the fair market value of the Common Stock on the date of grant.

         The following table summarizes the value realized upon exercise of outstanding stock options during fiscal 2003 and the value of the outstanding options held by the Chief Executive Officer and the other Named Executives.

                 AGGREGATED OPTION EXERCISES IN FISCAL 2003 AND
                          FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                             OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS AT
                                                                 YEAR-END                   FISCAL YEAR-END ($) (2)
                       SHARES ACQUIRED      VALUE         -------------------------------------------------------------
       NAME            ON EXERCISE (#)  REALIZED ($) (1)  EXERCISABLE   UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------------
Gregory J. Owens          200,000         2,959,786.75     3,891,834      2,149,166            -                -
Raghavan Rajaji             5,000            68,100.00       388,250        211,750
Terrance A. Austin              -                    -       294,458              -            -                -
Everett G. Plante               -                    -        49,877        205,123            -                -
James J. Jeter             14,000           173,588.40       183,500        142,500            -                -
Jeffrey L. Holmes          16,000           221,019.20       190,900        183,000            -                -

(1) Computed by multiplying the number of shares of Common Stock acquired upon exercise of options by the difference between (i) the per share fair market value of the Common Stock on the date of exercise and (ii) the exercise price per share.

(2) Computed by multiplying the number of options by the difference between (i) the per share market value of the Common Stock on February 28, 2003 of $2.36 and (ii) the exercise price per share.

EQUITY COMPENSATION PLAN INFORMATION

         The following table provides certain information regarding our equity compensation plans as of February 28, 2003:

                                                                                      NUMBER OF SECURITIES
                                                                                     REMAINING AVAILABLE FOR
                                                                                      FUTURE ISSUANCE UNDER
                                  NUMBER OF SECURITIES TO     WEIGHTED-AVERAGE         EQUITY COMPENSATION
                                  BE ISSUED UPON EXERCISE     EXERCISE PRICE OF         PLANS (EXCLUDING
                                  OF OUTSTANDING OPTIONS,    OUTSTANDING OPTIONS,    SECURITIES REFLECTED IN
PLAN CATEGORY                       WARRANTS AND RIGHTS      WARRANTS AND RIGHTS           COLUMN (a))
                                            (a)                     (b)                        (c)
------------------------------    -----------------------    --------------------    -----------------------
EQUITY COMPENSATION PLANS
  APPROVED BY SECURITY HOLDERS          12,002,573                  $10.19                   6,581,522
EQUITY COMPENSATION PLANS NOT
  APPROVED BY SECURITY HOLDERS           8,668,751                  $17.79                          --
                                        ----------                  ------                   ---------
TOTAL                                   20,671,324                  $13.38                   6,581,522

Equity Compensation Plans Not Approved by Securityholders

         The Company grants or has granted stock option awards under the following equity compensation plans that are not approved by the shareholders: the Company's Amended and Restated 2000 Non-Qualified Stock Option Plan ("2000 SOP") and six stock option plans with three individuals.

         2000 SOP. The 2000 SOP contains substantially the same terms and conditions as the 1998 SOP, with the following exceptions: (1) the 2000 SOP has not been approved by shareholders; (2) no incentive stock options may be issued under the 2000 SOP; (3) the 2000 SOP does not contain any limitation on decreasing the exercise price of options; and (4) the maximum number of shares of Common Stock in respect of which options may be granted to any one employee is 250,000 in any one calendar year.

         On July 27, 2001, the Company terminated the 2000 SOP as to all unissued options on that date. No further options will be granted under the 2000 SOP, except that options to be granted in exchange for options cancelled under the Company's Option Exchange Program that were originally granted under the 2000 SOP or the Company's 1996 Fifth Amended and Restated Stock Option Plan will be granted under the 2000 SOP. The effective date of the 2000 SOP was September 13, 2000; although terminated as to most new option grants (other than the replacements just mentioned), it continues to govern outstanding grants).

         As of May 31, 2003, a total of 265,588 shares of Common Stock are issuable on account of outstanding options under the 2000 SOP, and a total of 423,205 shares of Common Stock are issuable on account of options to be issued in exchange for options cancelled under the Company's Option Exchange Program. As of May 31, 2003, there were approximately 479 employees and no directors participating in the 2000 SOP. All shares issuable under the 2000 SOP have been registered.

         Individual Stock Option Plans. The Company also has six stock option plans with individuals that were entered into in connection with those individuals' employment with the Company. Three of the six plans grant options to the Company's current Chairman and Chief Executive Officer, and three plans grant options to two former executive officers of the Company. These plans have not been approved by the shareholders of the Company. The six stock plans contain substantially the same terms and conditions as those of the 1998 SOP except as described below. All of the shares issuable under these plans have been registered.

         With the exception of one plan with a former executive officer that provided for immediate vesting and exercisability, the options issued under these stock option plans vest and become exercisable in equal monthly installments over terms of 48 or 60 months. With the exception of one plan with a former executive officer, each of these stock option plans contains change in control rights, which provide that 50% of the option vests immediately upon the occurrence a change in control of the Company, and 100% of the option vests immediately if the employee's responsibilities are diminished or the employee is constructively terminated following a change in control. A change in control is deemed to have occurred if 51% of the Company's voting stock is acquired by any person or affiliated group of persons in a single or series of related transactions. With the exception of one plan with a former executive officer, under the terms of these stock option plans, vesting is accelerated for six monthly installments in the event the employee is terminated without cause by the Company. The period of exercise following such a termination is three months from the date of termination.

         Each of these six stock option plans provides for a term of ten years, unless sooner terminated. The plans with the two former executive officers will expire in August 2003 and October 2003, respectively. One of the three plans with the Company's current Chairman and Chief Executive Officer expires in April 2009 and the other two plans expire in December 2009.

         As of May 31, 2003, a total of 880,000 shares of Common Stock are isssuable under these six stock plans, of which 223,000 will expire in August 2003 and 509,500 will expire in October 2003. The Company's Option Exchange Program did not apply to options granted under the six individual stock option plans.

EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements with Messrs. Owens, Austin (who resigned from the Company effective January 5, 2003), Jeter and Rajaji in fiscal 2000 and with Mr. Plante in fiscal 2002 in connection with the commencement of their employment with the Company under which each receives a minimum annual base salary. Under the agreements, Messrs. Owens, Austin and Plante are each eligible for a bonus of up to 100% of their respective annual base salaries, Mr. Rajaji is eligible for an annual bonus of up to $180,000, and Mr. Jeter is eligible to receive an annual bonus of up to 60% of his annual base salary. Fifty percent of these bonuses is based upon the financial performance of the Company, and 50% is based upon satisfaction of management objectives. (The maximum annual incentive cash bonus Mr. Owens is eligible to receive was increased in fiscal 2002, and the basis on which bonuses are awarded has been modified. Mr. Rajaji and Mr. Jeter are now eligible to receive an increased percentage of their annual base salary as an annual bonus.) Under the terms of these agreements, the Company also provides to each of Messrs. Owens, Rajaji, Holmes, Jeter and Plante, and provided to Mr. Austin, certain benefits, including medical, life and disability insurance, participation in the Company's Employee Stock Purchase Plan, and fringe benefits.

         Under the respective agreements and pursuant to a letter agreement with Mr. Holmes, if the Company terminates the executive's employment other than for cause, the Company will make severance payments to the executive in the amount of his base salary and benefits during the six-month period (a twelve-month period for Mr. Owens) commencing on the termination date. The severance payments to the executive will cease if he obtains alternative employment during the six-month period (a twelve-month period for Mr. Owens) commencing on the termination date. In addition, under the terms of the respective employment agreements the vesting of options granted in the employment agreement will continue for a period of up to six months beginning on the date of the termination of the executive's employment for any reason other than cause. Mr. Holmes' letter agreement provides that on his termination of employment by the Company other than for cause, all options granted to him shall continue to vest during the term he receives severance payments. Some or all of the executive's options may immediately vest in the event of a change of control of the Company, under the terms of the employment agreement or subsequent option grants.

         In connection with his resignation, the Company entered into a termination agreement with Mr. Austin under which the Company waived its right to require Mr. Austin to reimburse the Company for a pro rata portion of the relocation costs and relocation allowance paid by the Company in relocating Mr. Austin from the United States to France. The benefits that Mr. Austin was entitled to under his employment agreement ceased as of the date of his resignation. Because the termination of Mr. Austin's employment was due to his voluntary resignation, Mr. Austin did not receive any severance pay or bonus pay following the date of his resignation. The vesting of Mr. Austin's options is in accordance with their existing terms and the terms of the plans under which they were granted. As additional consideration for Mr. Austin to enter into the termination agreement, the exercise period for those options which, on the date the agreement was fully executed, had an exercise price equal to or higher than the fair market value of the stock underlying the options was extended until August 5, 2003.

         On June 23, 2003, Jeremy P. Coote was appointed as President of the Company, responsible for global sales and marketing. Under the terms of his employment agreement with the Company, Mr. Coote will receive an annual base salary of $300,000 and is eligible to receive during his first twelve months of employment a bonus of up to 75% of his annual base salary based on the financial performance of the Company, 50% of which has been guaranteed. Mr. Coote is also eligible to receive a bonus of up to 75% of his annual base salary based on the achievement of certain sales goals. The bonuses are payable quarterly. The agreement also provides for a grant of options to acquire 1.4 million shares. The options vest monthly over five years as to 1 million shares, and upon the earlier to occur of the achievement of certain performance criteria or 7 years, as to 400,000 shares. Some or all of these options may vest upon a change in control. The agreement also provides that if Mr. Coote is terminated without cause or terminates for good reason (as defined in the agreement), the Company will make severance payments to Mr. Coote in the amount of his base salary and benefits for up to twelve months and his options shall continue to vest during the period severance payments are made. The agreement also provides Mr. Coote with certain benefits, including medical, life and disability insurance, participation in the Company's Employee Stock Purchase Plan, and fringe benefits.

         The information set forth in the following Report of the Audit Committee of the Board of Directors, the Report of the Compensation Committee of the Board of Directors and in the Performance Graph shall not be deemed incorporated by reference into any existing or future filings under the Securities Act or the Exchange Act, which incorporate by reference this Proxy Statement, except to the extent that the Company specifically incorporates such information by reference.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee of the Board of Directors of the Company assists the Board of Directors in fulfilling its oversight responsibilities over the Company's auditing, accounting and financial reporting processes. The Audit Committee is comprised of three independent directors, each of whom meets the criteria for "independence" under NASD Rule 4200, and operates under a written charter adopted by the Board of Directors, and reviewed by the Audit Committee on an annual basis. The current Audit Committee Charter (which was last amended by the Board of Directors on May 1, 2003), is attached as Exhibit A to this proxy statement.

         Management has the primary responsibility for the financial statements and the accounting and financial reporting process, including the systems of internal controls. The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements for the fiscal year ended February 28, 2003, including a discussion of the applicability and quality of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee is not providing any expert or special assurance as to the Company's financial statements.

         The Company's independent auditor is responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed with the Company's independent auditor the Company's audited consolidated financial statements for the fiscal year ended February 28, 2003. The Audit Committee is not providing any professional certification as to the independent auditor's work product.

         In addition, the Audit Committee has discussed with the Company's independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communications with Audit Committees," relating to the conduct of the audit. The Audit Committee has received the written disclosures from the independent auditor required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with the independent auditor their independence.

         Based on the Audit Committee's review of the Company's audited consolidated financial statements for the fiscal year ended February 28, 2003, and the review and discussions described in the foregoing paragraphs of this report, the Audit Committee recommended to the Board of Directors that such audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2003, for filing with the Securities and Exchange Commission.

                                 Audit Committee
                           William G. Nelson, Chairman
                                Thomas A. Skelton
                                  Lynn C. Fritz

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         In fiscal 2003, the Compensation Committee of the Board of Directors was directly responsible for the approval and administration of a compensation program for Gregory J. Owens, the Company's Chief Executive Officer. The Compensation Committee was also responsible for the administration of the Company's stock option plans, although it delegated limited authority to the Chief Executive Officer with respect to employees who are not executive officers. The Compensation Committee was also responsible for recommending to the Board of Directors, and the Board of Directors approved, the grant of options to the Company's other executive officers under the Company's various stock option plans. The Compensation Committee's recommendation to the Board was based, in part, on grant recommendations made by Mr. Owens. The Compensation Committee consisted of three non-employee directors of the Company, William G. Nelson, Steven A. Denning and J. Michael Cline. In January 2003, Mr. William H. Janeway was appointed to the Compensation Committee, replacing Mr. Denning who resigned from the Board of Directors in January 2003.

         In fiscal 2003, Mr. Owens was responsible for the implementation of the Company's compensation program for the other executive officers of the Company, including those named in the Summary Compensation Table. The Company's compensation program for other executive officers is developed annually by Mr. Owens and is reviewed by the Compensation Committee.

OBJECTIVES AND POLICIES

    The objectives of the Company's executive compensation programs, as implemented by the Compensation Committee and by Mr. Owens, respectively, are to:

    - Attract and retain highly qualified executives to lead and manage the Company by providing competitive total compensation packages;

    - Reward executives based on the business performance of the Company and upon individual performance;

    - Provide executives with incentives designed to maximize the long-term performance of the Company and to align further their interests with those of the shareholders of the Company; and

    - Assure that objectives for corporate and individual performance are established and measured.

COMPENSATION OF EXECUTIVE OFFICERS

         In fiscal 2003, the Company's compensation program for executive officers other than Mr. Owens consisted of cash compensation and the award of stock options. Cash compensation consisted of base salary and cash bonuses awarded based upon the attainment of certain performance award targets or sales revenue goals.

         BASE SALARY

         Base salaries for executive officers of the Company (including the Chief Executive Officer) have historically been determined by evaluating the responsibilities associated with their respective positions, the experience of the officers and by reference to salaries paid in the competitive marketplace to executive officers with comparable ability and experience. Individual salary increases are reviewed annually and, in fiscal year 2003, the review was based primarily on competitive market forces affecting compensation for executive officers and the Company's financial performance. At the close of fiscal 2003, there were thirteen executive officers, including Mr. Owens.

         In fiscal 2003, annual base salaries and cash bonuses were determined, and stock option awards were recommended to the Compensation Committee, by Mr. Owens for the other executive officers. Base salaries were not increased for the executive officers in fiscal 2003, with the exception of two executive officers whose salaries were increased in connection with promotions to a higher office in fiscal year 2003.

         CASH BONUSES

         PERFORMANCE AWARDS. During fiscal 2003, executive officers were eligible to receive an annual incentive cash bonus, in amounts ranging up to 100% of the executive officer's base salary, payable quarterly, based on the corporate performance award targets of the Company. The corporate performance award targets consisted of specific operational and financial goals to be reached by the Company during the course of the fiscal year. These goals were recommended by senior management and reviewed by the Board of Directors. These goals consist of expected total revenue and net corporate financial results. In formulating these goals, senior management considered, among other factors, growth in the economy as projected by various economists and industry growth expectations as published by AMR Research and others.

         In certain instances, payment of the annual incentive cash bonus was also conditioned upon achievement of certain management objectives established for the executive officer. The management objectives were developed jointly by Mr. Owens and each executive officer and approved by Mr. Owens. The management objectives consisted of non-financial performance measurements, such as improvements in productivity, development and introduction of new products, improvement of product quality, relationships with customers and leadership and management development.

         The Company did not achieve its corporate performance award targets for fiscal 2003 and no executive officer received any annual incentive cash bonus for fiscal 2003, with the exception of one executive officer 50% of whose bonus had been guaranteed during the first year of his employment.

         SALES REVENUE AWARDS. Certain of the executive officers who shared responsibility for sales were also eligible to receive annual cash bonuses in amounts up to 100% of the executive officer's annual base salary, payable quarterly, for attaining pre-determined quarterly sales revenue goals. No such bonuses were awarded during fiscal 2003.

         STOCK OPTION AWARDS

         Each executive officer is also eligible to receive performance awards in the form of stock option grants which are recommended by Mr. Owens to the Compensation Committee for approval. In fiscal 2003, Mr. Owens based his recommendations primarily on his evaluation of the performance of such executive officer, competitive market forces affecting executive compensation and on the size of previous option grants to such executive officer, together with the number of options held by executive officers at the beginning of fiscal 2003. These stock option grants were also intended to serve as a strong long-term retention incentive. The Compensation Committee reviewed and considered Mr. Owens' recommendations. Based on the Compensation Committee's recommendation, the Board of Directors approved the stock option awards recommended by Mr. Owens on terms recommended by the Committee.

CHIEF EXECUTIVE OFFICER'S COMPENSATION AND CORPORATE PERFORMANCE FOR FISCAL 2003

         In determining the compensation program of Mr. Owens, the Company's Chief Executive Officer, including base salary, cash bonuses and stock option awards for fiscal 2003, the Compensation Committee considered specific corporate performance goals, such as profitability, revenue targets and software license revenue growth. Other non-financial objectives similar to those set forth above for other executive officers were also included in establishing Mr. Owens' compensation program.

         BASE SALARY. Mr. Owens' initial annual base salary was set in fiscal 2000 upon his employment with the Company. His base salary has not been increased subsequently.

         CASH BONUSES. Mr. Owens was eligible to receive an annual incentive cash bonus of up to $500,000, an amount equal to 133% of his annual base salary, based on the corporate performance award targets set for the other executive officers referred to above. The Company did not achieve its corporate performance award targets for fiscal 2003 and Mr. Owens did not receive any annual incentive cash bonus for fiscal 2003.

         STOCK OPTION AWARD. In July 2002, as part of the Company's annual stock option award program, the Board of Directors granted to Mr. Owens an option to purchase a total of 150,000 shares of the Company's common stock on terms recommended by the Compensation Committee in recognition of his substantial efforts to restructure the operations of the Company in response to the severe economic downturn and as an incentive to remain with the Company. At that time, outstanding options held by Mr. Owens had exercise prices significantly higher than the current market price of the Company's Common Stock.

         Except as described above in this report, no specific weight or relative importance was assigned to the various specific factors and detailed compensation information considered respectively by the Committee and Mr. Owens. Accordingly, the Company's compensation policies and practices relating to base salaries, cash bonuses and stock option awards, including Mr. Owens', may, to that extent, be deemed informal and subjective.

STOCK OPTION EXCHANGE OFFER

         Due to the downturn in the economy and in particular in the technology industry, the share price of the Company's Common Stock has declined over the past few years leaving employees with stock options with exercise prices significantly higher than the current market price of the Company's Common Stock. The Compensation Committee believed that many of the options had little value, were unlikely to be exercised in the foreseeable future, and no longer provided an effective incentive to motivate and retain employees. The Compensation Committee was also sensitive to shareholder concerns regarding the dilutive effect of stock options. Accordingly, the Compensation Committee recommended and the Board of Directors approved a voluntary stock option exchange program for the Company's employees, other than Mr. Owens who was not eligible to participate.

         On February 10, 2003, the Company announced a voluntary stock option exchange program for its employees, at which time executive officers eligible to participate held options to purchase 1,730,012 shares eligible for exchange under the program, of which 1,597,212 were submitted and accepted for cancellation and exchange. Replacement options will be granted on September 16, 2003 and will have terms and conditions that are substantially the same as those of the cancelled options. The exercise price of the replacement options will be the greater of (a) the market value of the Company's Common Stock on the date of grant or (b) $2.30. As of May 31, 2003, executive officers participating in the program are entitled to receive on the grant date replacement options to purchase 645,533 shares in the aggregate.

SECTION 162(m)

         Section 162(m) of the Code limits the federal income tax deductibility of compensation paid to the five most highly compensated executive officers of public companies. Under this section of the Code, the Company generally may deduct compensation paid to any such officer to the extent that it does not exceed $1 million during any calendar year or is "performance-based" as defined in Section 162(m). The Compensation Committee expects that the deductibility limit of Section 162(m) will not currently have a significant effect on the Company. Current cash compensation paid to each of the Company's executives is less than $1 million per year and is thus generally fully deductible. Compensation decisions will take the deduction limitation into consideration but will not necessarily be based on full deductibility.

                             Compensation Committee
                           J. Michael Cline, Chairman
                                William G. Nelson
                               William H. Janeway

STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total return to shareholders of the Common Stock with the cumulative total return of the Nasdaq Stock Market (US) Index and of the Nasdaq Computer and Data Processing Stocks Index from February 28, 1998 to the end of the last fiscal year (February 28, 2003). The graph assumes that the value of the investment in the Common Stock and each index was $100 on February 28, 1998 and that all dividends were reinvested. The Company has not paid any cash dividends on its Common Stock and does not intend to do so in the foreseeable future. The performance graph is not necessarily indicative of future performance.

[LINE GRAPH]

-------------------------------------------------------------------------------------------------------------------
                                             28-Feb-98   28-Feb-99  29-Feb-00   28-Feb-01     28-Feb-02   28-Feb-03
-------------------------------------------------------------------------------------------------------------------
Manugistics Group, Inc.                         $100        $ 20       $142        $155          $ 65       $ 12
Nasdaq Stock Market(US. Companies)              $100        $137       $279        $134          $106       $ 82
Nasdq Computer and Data Processing Stock        $100        $165       $345        $146          $116       $ 86
-------------------------------------------------------------------------------------------------------------------


AGREEMENTS WITH EMPLOYEES

         All employees of the Company and its subsidiaries, including executive officers, are required to sign a Conditions of Employment Agreement upon joining the Company and its subsidiaries. This agreement restricts the ability of each of the Company's employees (other than those employed by the Company in California) to compete with the Company and its subsidiaries during his or her employment with the Company and for a period of twelve months thereafter, and contains certain confidentiality and invention assignment provisions.

CERTAIN BUSINESS RELATIONSHIPS

William M. Gibson

         Three family members of William M. Gibson, who owns more than five percent (5%) of the outstanding shares of Common Stock and was formerly a director and executive officer of the Company, are employees of the Company. Mr. Gibson's brother, Sean Gibson, has been an employee in the Company's sales department since 1985 and received $516,962 in compensation from the Company for the last fiscal year. Mr. Gibson's brother, Patrick Gibson, has been an employee in the Company's solutions support department since 1985 and received $82,873 in compensation from the Company for the last fiscal year. Mr. Gibson's daughter, Carrie Gibson, has been an employee in the Company's human resources department since 1997. Ms. Gibson has given notice that she will be resigning from the Company in July 2003.

Joseph H. Jacovini

         Joseph H. Jacovini, a director of the Company, is a partner and Chairman of Dilworth Paxson LLP, counsel to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent (10%) of the Common Stock (collectively, "Reporting Persons") to file initial reports of ownership and reports of changes of ownership of the Common Stock with the Securities and Exchange Commission ("SEC") and the Nasdaq Stock Market. Reporting Persons are required to furnish the Company with copies of all forms that they file under Section 16(a). Based solely upon a review of the copies of such forms received by the Company or written representations from Reporting Persons, the Company believes that, with respect to fiscal year 2003, all Reporting Persons complied with all applicable filing requirements under Section 16(a).

         PROPOSAL 2 - TO APPROVE AMENDMENTS TO THE AMENDED AND RESTATED 1998 STOCK OPTION PLAN

         The 1998 SOP was adopted by the Board on July 24, 1998 and approved most recently by the shareholders in 2001. A copy of the 1998 SOP with proposed amendments incorporated is attached to the Proxy Statement as Exhibit B.

         The shareholders are being asked to vote on a proposal to approve an amendment to the 1998 SOP to permit the Company to issue restricted stock, up to a limit for an individual in a calendar year of 200,000 shares. The Board adopted the proposed amendment on June 13, 2003, subject to shareholder approval at the Meeting. The Board has also amended the 1998 SOP to provide that it requires shareholder approval for any decrease in the exercise price of outstanding stock options granted under the 1998 SOP or for any substitution of new stock options with a lower exercise price in exchange for outstanding stock options granted under the 1998 SOP.

         The Board believes authorizing restricted stock is necessary to provide the Company with sufficient flexibility in a changing market for equity incentives to attract, employ, and retain employees, directors, and consultants of outstanding ability and to increase the incentive for outstanding performance through stock ownership on the part of key employees of the Company. The Board chose not to increase the number of shares of Common Stock authorized for issuance under the 1998 SOP to avoid any undue shareholder dilution. The stock option and restricted stock grants vest over a period of time and thus encourage employees to remain with the Company. In addition, the ultimate value of the grants is determined by the appreciation of the price of the Company's Common Stock, which also benefits all shareholders. The Board believes the 1998 SOP, as amended, furthers the Company's longstanding goal of aligning the interests of employees and shareholders.

DESCRIPTION OF THE 1998 SOP

         The 1998 SOP, as amended, provides for the grant of incentive stock options, non-qualified stock options, and restricted stock to our employees (and employees of subsidiaries), including directors who are employees. Non-employee directors and consultants may receive nonqualified stock options, and non-employee directors may also receive restricted stock. A maximum of 20,475,800 shares have been authorized for issuance under the 1998 SOP, in the form of either options or restricted stock. As of May 31, 2003, there were approximately 9,858,571 shares authorized and available for grant, and there were approximately 1,035 employees and six non-employee directors eligible to participate in the 1998 SOP.

         Administration. The Company's Compensation Committee administers the 1998 SOP. This committee of the Board of Directors consists of not fewer than two members of the Board, each of whom is a "Non-Employee Director" (as defined in Rule 16b-3 under the Exchange Act). The Compensation Committee selects employees and directors of, and consultants to, the Company or its subsidiaries to whom discretionary grants of options or restricted stock may be made, the times at which options or restricted stock may be granted, whether the options are incentive or non-qualified, the number of shares that may be purchased upon the exercise of options or received under grants and all other terms and conditions of each option or grant. Subject to the terms and conditions and within the limitations of the 1998 SOP, the Compensation Committee may modify outstanding options granted under the 1998 SOP, except that no modification of an option may, without the consent of the optionee, impair any rights under any option theretofore granted under the 1998 SOP, and no modification may, without the consent of shareholders, decrease the exercise price of outstanding options. The Compensation Committee also has the full power to construe and interpret the 1998 SOP and make any determination of fact incident to the 1998 SOP; issue, amend, and rescind rules and regulations relating to the implementation, operation, and administration of the 1998 SOP; delegate authority to the Chief Executive Officer of the Company to grant options within prescribed limits to employees of the Company other than executive officers, and make all other determinations and take all other actions as the Committee may deem necessary or advisable for the administration and operation of the 1998 SOP.

         Limitations. No employee may receive options under the 1998 SOP to purchase more than one million shares of Common Stock in any calendar year, nor may grants of restricted stock to individuals exceed 200,000 shares in a calendar year.

         Price. The exercise price of all stock options and restricted stock granted under the 1998 SOP must be at least equal to the fair market value of the Common Stock on the date of grant, or, for incentive stock options granted to employees who own at least 10% of our stock (as such ownership is defined in the tax laws), at least 110% of fair market value. As amended, the plan does not permit a decrease in the exercise price of any option previously granted except as otherwise permitted under the 1998 SOP for corporate changes, such as in the event of a stock split or merger.

         Terms and Exercisability. An option will be exercisable at such time or times and subject to such terms and conditions as the Compensation Committee determines at the date of grant. Options may be exercised by an optionee only during the period in which the optionee is employed by the Company or its subsidiaries, except that the Compensation Committee may permit the exercise of any option for any period following the optionee's termination of employment not in excess of the original term of the option on such terms and conditions as it deems appropriate. If any option is subject to any vesting requirements, the Compensation Committee may provide for the acceleration of the time in which such option may be exercised. In no event may an incentive stock option granted under the 1998 SOP be exercisable more than ten years after the date of the grant, or, if granted to 10% or more owners, five years from the date of grant.

         Option Exercise Payment. The 1998 SOP permits Common Stock purchased upon the exercise of options to be paid (i) in cash or by check, (ii) through a broker-facilitated cashless exercise procedure to the extent permitted by applicable law, or (iii) if approved by the Compensation Committee, by delivery of shares owned by the optionee, provided such shares have been held for at least six months, in each case subject to the Sarbanes-Oxley Act of 2002 or other applicable law.

         Restricted Stock Grants. If the shareholders approve the amendment to the 1998 SOP, the Compensation Committee will be able to grant restricted stock awards entitling recipients to acquire shares of Common Stock, subject to such terms and conditions as the Compensation Committee may determine appropriate, including restrictions on sale or transfer and the obligation of the recipient to forfeit the shares under certain terminations of employment, and may impose additional restrictions upon vesting. Stock certificates issued in respect of a restricted stock award are registered in the name of the participant and held in escrow by the Company until expiration of the applicable restriction periods, provided that recipients may vote the shares and may receive dividends (which dividends will be subject to the same restrictions as the shares to which they relate). Any restricted stock award granted to a participant will restrict the release of the shares subject to the award for a period of at least 12 months following the date of grant. The total shares available under the 1998 SOP for restricted stock grants are 2,000,000, counted against the 1998 SOP's total available shares.

         Merger or Consolidation. If the Company is the surviving corporation after a merger or consolidation, outstanding awards will pertain to the resulting corporation, subject to adjustments as appropriate to provide that it relates to the consideration a shareholder received. If the Company dissolves, liquidates, or merges or consolidates but does not survive, each option will terminate (unless assumed or replaced by a successor or related company) provided that an optionee must have an opportunity before the transaction or other event to exercise all his then outstanding options. Notwithstanding the foregoing, if an employee is terminated involuntarily without cause within one year after a consolidation or merger in which the Company is not the surviving corporation, all outstanding options (i.e., successor options) will be exercisable for a period of 90 days after such termination, but in no event longer than the original expiration date set forth in the option.

         Options to Non-Employee Directors. On the date of each annual meeting of shareholders, all persons who are continuing in office as non-employee directors receive an option to acquire 10,000 shares of Common Stock. All non-employees who are newly elected to the Board of Directors, after March 1, 2003, at an annual meeting of shareholders receive an option to purchase 35,000 shares of Common Stock (in lieu of the 10,000 for continuing directors), and all non-employees who are newly elected other than at an annual meeting receive an option for a prorated portion of the 35,000 shares, based on the number of fiscal quarters ending after the date of election and before the next annual meeting of shareholders. Options will be priced at the fair market value of the underlying Common Stock on the date of grant. Each option received by a director under these provisions will vest and become exercisable quarterly over a five-year period from the date the option is granted. Directors may also receive discretionary grants. If a director's term of office is terminated by the death of the director, the executor or administrator of such director's estate will have the right to exercise the options vested on the date of death within one year of the date of death of the director. After this one-year period, the option will terminate. Any director leaving the Board before the quarterly vesting date will forfeit the unvested portion of any such option grant. However, any director asked to resign from the Board, except for Cause (consisting of the Board's good faith determination that the director has not acted in good faith and in a manner in, or not opposed, to the Company's best interests, in relationship to his duties), or not nominated for election to an additional term on the Board, except for such Cause, will retain the unvested portion of his or her option grants, subject to their original vesting schedule. All options to directors are subject to the general terms and conditions set forth in the 1998 SOP.

         Adjustment Upon Changes In Capital Structure. If the Company undergoes a change in its capital structure, capitalization or common stock, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization or any other change affecting the Common Stock, the Board will make such proportionate adjustment, if any, as it may consider appropriate to reflect such change with respect to the maximum number of shares of Common Stock that may be issued under the 1998 SOP, the number of shares of Common Stock subject to any outstanding option or restricted stock grant, the per share exercise price in respect to any outstanding option, and any other term or condition of any grant affected by any such change.

         Amendment and Termination. The Board of Directors may terminate or amend the 1998 SOP at any time. The Company's shareholders must approve any increase in the total number of shares available under the 1998 SOP. No awards may be made under the 1998 SOP after July 23, 2008.

         New Plan Benefits. Because the 1998 SOP is discretionary, benefits to be received by individual optionees, other than non-employee directors, are not determinable, and no outstanding grants or other benefits are contingent on shareholder approval. Each of the directors continuing service at the Meeting will receive an automatic option grant to purchase 10,000 shares on the date of the Meeting with an exercise price per share equal to the closing price per share of Common Stock on the date of the Meeting. Each non-employee director who begins serving on or after March 1, 2003 will receive options as described above under Director Compensation.

TAX EFFECTS OF 1998 SOP PARTICIPATION

         The following briefly summarizes the federal income tax consequence of the issuance and exercise of stock options and other stock awards under the 1998 SOP. The following discussion does not purport to be complete and does not cover, among other things, the state, local, and foreign tax treatment associated with the grant and exercise of options.

         Nonqualified Stock Options. An optionee will not be taxed when he receives a nonqualified stock option ("NQSO"). When the optionee exercises an NQSO, he will generally owe taxes on ordinary income on the difference between the value of the shares he receives and the price he pays, with the "spread" treated like additional salary for an employee. He may then owe taxes again if and when he sells the shares. That tax would be on the difference between the price he received for the shares and his "basis," which is the sum of the price he originally paid plus the value of the shares on which he originally paid income taxes. Depending upon how long he held the shares before selling, he may be eligible for favorable tax rates for certain kinds of capital gains. In addition, we will receive an income tax deduction for any amounts of "ordinary income" realized by him.

         Incentive Stock Options. An optionee will not be taxed when he receives an incentive stock option ("ISO") and will not be taxed when he exercises an ISO, unless he is subject to the alternative minimum tax ("AMT"). If he holds the shares purchased upon exercise of the ISO ("ISO Shares") for more than one year after the date he exercised the option and for more than two years after the option grant date, he generally will realize long-term capital gain or loss (rather than ordinary income or loss) when he sells or otherwise disposes of the ISO Shares. This gain or loss will equal the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

         If the optionee sells the ISO Shares in a "disqualifying disposition" (that is, within one year from the date he exercises the ISO or within two years from the date of the ISO grant), he generally will recognize ordinary compensation income equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the price he paid or (2) the amount he realized on the sale. For a gift or another disqualifying disposition where a loss, if sustained, would not usually be recognized, he will recognize ordinary income equal to the fair market value of the shares on the date of exercise minus the price he paid. Any amount realized on a disqualifying disposition that exceeds the amount treated as ordinary compensation income (or any loss realized) will be a long-term or a short-term capital gain (or loss), depending, under current law, on whether he held the shares for at least 12 months. The Company can generally take a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income he recognized, but cannot deduct the amount of the capital gains.

         Alternative Minimum Tax. The difference between the exercise price and the fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is a certain percentage of an individual taxpayer's alternative minimum taxable income that is lower than the regular tax rate but covers more income. Taxpayers determine their alternative minimum taxable income by adjusting regular taxable income for certain items, increasing that income by certain tax preference items, and reducing this amount by the applicable exemption amount. If a disqualifying disposition of the ISO Shares occurs in the same calendar year as the exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced when he sells by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

         Exercise by Delivery of Previously Acquired Shares. Generally, an optionee will not recognize gain or loss upon the transfer to the Company of previously acquired shares of common stock (the "Old Shares") in payment of all or a portion of the exercise price of shares of common stock (the "New Shares") acquired through the exercise of an option. The optionee's basis and holding period in the Old Shares are transferred to that number of New Shares that equals the number of Old Shares tendered in payment of the exercise price. Additional New Shares have a basis equal to any income recognized by the optionee on exercise plus any cash paid in payment of the exercise price. However, if Old Shares are used to exercise an ISO, the disposition of the Old Shares will be taxable generally in accordance with the rules discussed above if the Old Shares were acquired by exercising an ISO and have not been held for the requisite holding period.

         Restricted Stock. With respect to awards granted under the 1998 SOP involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the fair market value of the shares at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. The participant may be able to accelerate the taxation by filing a notice with the Internal Revenue Service to treat the property as taxable even though subject to restrictions. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant, either eventually or by this acceleration election.

         Effect of Million Dollar Deduction Limit. The tax laws limit our ability to deduct compensation received by senior executives in certain circumstances. Grants made by the Compensation Committee under the 1998 SOP should be excluded from those limits, while grants made by delegation of authority to corporate officers would not be excluded.

         Tax Withholding Under the Code. The Company will be required to withhold taxes in some circumstances associated with the participants' receiving compensation or on vesting of restricted stock.

         Payments Upon Change in Control. The 1998 SOP provides for the acceleration of vesting on awards in the event of certain acquisition events or other change in control of the Company, as defined in the 1998 SOP. Acceleration of payment may cause part or all of the consideration involved to be treated as a "parachute payment" under the Code, which may subject the recipient to a 20% excise tax and which may not be deductible by the Company for federal income tax purposes.

         This is a summary of the general principles of current federal income tax law applicable to the purchase of shares under the 1998 SOP. While we believe that the description accurately summarizes existing provisions of the Code, and its legislative history and regulations, and the applicable administrative and judicial interpretations, these statements are only summaries, and the rules in question are quite detailed and complicated. Moreover, legislative, administrative, regulatory or judicial changes or interpretations may occur that would modify these statements. Individual financial situations may vary, and state and local tax consequences may be significant. Therefore, no one should act based on this description without consulting his own tax advisors concerning the tax consequences of purchasing shares under the 1998 SOP and disposing of those shares. In addition, different rules may apply if the optionee is subject to foreign tax laws.

RECENT CHANGES TO AND EVENTS AFFECTING THE 1998 SOP

         The Board has changed the plan as follows since the 2001 annual meeting (at which it was last approved by shareholders): (i) by allowing limited transfers of non-qualified stock options and restricted stock for estate and other tax planning, without prior consent, (ii) by delegating limited authority to the Chief Executive Officer to make grants, (iii) by permitting directors to receive discretionary grants, (iv) by decreasing from 32,000 to 10,000 the number of shares covered by option grants to directors continuing in office on the date of the annual meeting of shareholders, and (v) by increasing from 32,000 to 35,000 the number of shares covered by option grants to new directors.

         On February 10, 2003, the Company announced a voluntary stock option exchange program for its employees. Under the program, the Company offered to exchange options to purchase approximately an aggregate of 6.1 million shares of its common stock held by eligible employees, vested or unvested, that had exercise prices equal to or greater than $7.0001 per share. All employees had the opportunity to exchange existing eligible options for a promise to grant new options at exchange ratios dependent on the exercise price of the exchanged options. Members of the Board of Directors (including the Company's Chief Executive Officer) did not participate in this program.

         On March 10, 2003, the Company announced that it had accepted for cancellation and exchange options to purchase approximately 4.8 million shares of its common stock in exchange for approximately 1.5 million new options of its common stock, to be granted on September 16, 2003 to persons who remain employed by the Company on that date. As of May 31, 2003, approximately 1,013,815 and 423,205 shares are issuable under the 1998 SOP and 2000 SOP, respectively, on account of options cancelled in the option exchange program, of which approximately 645,533 will be granted to current executives of the Company. The replacement options have terms and conditions that are substantially the same as those of the cancelled options. The exercise price of the replacement options will be the greater of (a) the market value of the Company's common stock on the date of grant or (b) $2.30.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting will be required to approve the amendment to the 1998 SOP.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE AMENDED AND RESTATED 1998 STOCK OPTION PLAN.

         PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

         The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, as the Company's independent auditor for the fiscal year ending February 29, 2004, and has further directed that management submit the selection of independent auditor for ratification by the shareholders at the Meeting.

         Deloitte & Touche LLP currently serves as the Company's independent auditor, and has been the Company's independent auditor since 1988. Deloitte & Touche's services to the Company for fiscal 2003 included the audit of the Company's annual consolidated financial statements, reviews of interim financial statements, services in connection with audits of the Company's income tax returns, statutory audits of certain foreign subsidiaries and consultation on other matters.

         Representatives of Deloitte & Touche LLP will be present at the Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions from shareholders. The Audit Committee of the Board of Directors has determined that the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independence of Deloitte & Touche LLP with respect to the Company for the fiscal year ended February 28, 2003.

         Shareholder ratification of the selection of Deloitte & Touche as the Company's independent auditor is not required by applicable law, or by the Company's By-laws or other governing documents. However, the Audit Committee of the Board is submitting the appointment of Deloitte & Touche to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such change would be in the best interest of the Company and its shareholders. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting will be required to ratify the selection of Deloitte & Touche.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITOR.

AUDIT FEES

         The following table presents fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche"), which includes Deloitte Consulting, for the audit of the Company's annual financial statements and review of interim financial statements for fiscal years 2002 and 2003, and fees for other services rendered by Deloitte & Touche for fiscal years 2002 and 2003.

                                        2002                2003
                                        ----                ----
Audit Fees (a)
Audit and quarterly reviews          $  500,000          $   827,000
Statutory audits                        147,000              192,000
SEC compliance                           90,000              167,000
                                     ----------          -----------
Total Audit Fees                     $  737,000          $ 1,186,000

Audit-Related Fees (b)               $   71,000          $    99,000

Tax Fees (c)                         $  133,000          $   206,000

All Other Fees (d)                   $  499,000          $         0
                                     ----------          -----------

Total Fees                           $1,440,000          $1,491,000

(a) Audit Fees for the fiscal years ended 2002 and 2003 were for all services performed in connection with the audits of the Company's annual consolidated financial statements and quarterly reviews for the fiscal years ended 2002 and 2003.

(b) Audit-Related Fees for the fiscal years ended 2002 and 2003 were mainly for assurance and related services in connection with acquisitions and internal controls analysis.

(c) Tax Fees for the fiscal years ended 2002 and 2003 were for tax compliance, tax planning and tax advice provided to the Company and its foreign subsidiaries.

(d) All Other Fees for the fiscal year ended 2002 were for software implementation services, unrelated to financial information systems design and implementation services, provided by Deloitte Tohmatsu Consulting.

                             ADDITIONAL INFORMATION

         The Company has adopted a process called "householding" for mailing the Annual Report on Form 10-K and proxy statement in order to reduce printing costs and postage fees. Householding means that shareholders who share the same last name and address will receive only one copy of the Annual Report on Form 10-K and proxy statement, unless we receive contrary instructions from any shareholder at that address. We will continue to mail a proxy card to each shareholder of record.

         If you prefer to receive multiple copies of the Annual Report on Form 10-K and proxy statement at the same address, we will provide additional copies to you promptly upon request. If you are a shareholder of record, please contact Nate Wallace, Vice President, Investor Relations, at 9715 Key West Drive, Rockville, Maryland 20850, or at telephone number (301) 255-5327. Eligible shareholders of record receiving multiple copies of the Annual Report and proxy statement can request householding by contacting us in the same manner.

         If you are a beneficial owner, you may request additional copies of the Annual Report on Form 10-K and proxy statement or you may request householding by contacting your broker, bank or nominee.

         Copies of Manugistics' Annual Report on Form 10-K and the exhibits to the Annual Report on Form 10-K are available at no charge upon request. To obtain copies of the Annual Report on Form 10-K or its exhibits, please contact Nate Wallace, Vice President, Investor Relations, at 9715 Key West Drive, Rockville, Maryland 20850, or at telephone number (301) 255-5327.

                   SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE
                       2004 ANNUAL MEETING OF SHAREHOLDERS

         Shareholder proposals submitted for inclusion in the Proxy Statement for the 2003 Annual Meeting of Shareholders must be received by the Company at the Company's corporate headquarters address and must be submitted in accordance with the By-laws and Rule 14a-8 of the Exchange Act on or before March 2, 2004.

         Under the Company's By-Laws, shareholder proposals which are not submitted for inclusion in the Company's Proxy Statement for the 2004 Annual Meeting of Shareholders must be received by the Secretary of the Company: (i) 60 days in advance of such meeting if the meeting is to be held on a day which is within 30 days preceding the anniversary of the 2003 Meeting, or (ii) 90 days in advance of such meeting if the meeting is to be held on a day which is on or after the anniversary of the 2003 Meeting. Shareholder proposals not submitted for inclusion in the Company's proxy statement relating to an annual meeting to be held 30 days or more prior to the anniversary of the preceding year's annual meeting or relating to a special meeting must be received no later than the close of business on the tenth day following public announcement of the meeting date. All notices must briefly describe the business desired to be brought before the meeting, the shareholder's name and address as appearing on the Company's books, the class and number of shares owned and any material interest of the shareholder in such matter.

                                 OTHER BUSINESS

         The Board of Directors does not intend to bring any other matter before the Meeting and does not know of any other business which others will present for consideration at the Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting of Shareholders and this Proxy Statement may be acted on at the Meeting. If any other business does properly come before the Meeting, the proxy holders will vote on such matters according to their discretion.

                            By Order of the Board of Directors

                            /s/ Timothy T. Smith
                            ----------------------------------------------------
                            Timothy T. Smith
                            Senior Vice President, General Counsel and Secretary

ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

                                    EXHIBIT A

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                 OF MANUGISTICS GROUP, INC. (THE "CORPORATION")
                                     CHARTER

I.       PURPOSE

         The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. The Committee's primary functions are to:

         - Serve as an independent and objective monitor of the Corporation's financial reporting process and internal control system.

         - Select, oversee and evaluate the Corporation's independent accountants.

         - Facilitate open, ongoing communication among the Corporation's independent accountants, senior management and the Board of Directors concerning the Corporation's financial, audit and accounting issues and affairs.

         Although the Committee has the authority and responsibilities set forth in this Charter, the primary role of the Committee is oversight. It is not the duty of the Committee to conduct audits, to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations, or to otherwise assure compliance with applicable laws, rules and regulations. These are the responsibilities of management and the independent accountants.

II.      AUTHORITY

         In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention. The Committee may request any officer or employee of the Company or the Company's independent accountants to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee.

         The Committee shall have the sole authority to appoint, determine funding for and oversee the independent accountants. The Committee shall also have the authority to engage and determine funding for independent legal, accounting and other advisors as it determines necessary to carry out its duties.

         The Committee may form and delegate authority to subcommittees consisting of one or more members (a) to grant pre-approvals of auditing services and non-audit services provided to the Company by the independent accountants or (b) to perform other duties (subject to Board approval) as appropriate.

III.     MEMBERSHIP REQUIREMENTS

         The Committee shall consist of not less than three members, each of whom shall be independent (as that term is defined in the relevant Nasdaq listing standards) and able to read and understand fundamental financial statements (or become able to do so within a reasonable period of time after appointment to the Committee). At least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member's financial sophistication, and, to the extent practicable, at least one member (who may be the same member) shall qualify as an audit committee financial expert (as that term is defined in SEC disclosure requirements).

IV.      STRUCTURE AND PROCESSES

         Appointment of Members, Chairperson. Committee members shall be appointed by the Board of Directors at the annual organizational meeting of the Board of Directors. The Board of Directors shall appoint one member of the Committee to serve as Chairman of the Committee.

         Meetings. The Committee shall meet at least eight times annually, or more frequently as circumstances dictate. The

         Committee shall meet at least annually, and more often as warranted, with the Chief Executive Officer, the CFO and the independent accountants in separate executive sessions to discuss any matters that the Committee or any of these parties believes should be discussed privately. The Committee may meet in person or telephonically. Minutes of the meetings of the Committee shall be regularly kept by the Secretary or a person appointed by the Committee to do so.

         Conflicts of Interest. In the event that a Committee member faces a potential or actual conflict of interest with respect to a matter before the Committee, that Committee member shall be responsible for alerting the Committee Chairman, or if the affected committee member is the Committee Chairman, shall advise the remaining members of the Committee. In the event that the Committee Chairman, or the remaining members of the Committee, as the case may be, concur that a potential or actual conflict of interest exists, the affected Committee member shall not participate in the matter before the Committee.

V.       RESPONSIBILITIES

         The responsibilities of a member of the Committee are in addition to those responsibilities generally pertaining to a member of the Board of Directors. The following actions shall be taken by the Committee in carrying out its oversight responsibilities. These actions are set forth as a guide with the understanding that the actions taken may vary depending on the circumstances.

         - Select, appoint, determine funding for, oversee, evaluate, and, where appropriate, replace the independent accountants, which accountants shall be ultimately accountable to the Board of Directors and the Committee, as representatives of the shareholders of the Corporation.

         - On an annual basis, ensure receipt of, and review with the independent accountants, a written statement required by Independence Standards Board (ISB) Standard No. 1, as such standard may be modified or supplemented, discuss with the accountants its independence, and take or recommend that the Board of Directors take appropriate action with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountants to satisfy itself that the Corporation has engaged independent accountants as required by the federal securities acts.

         - Review and pre-approve all audit services and permissible non-audit services to be provided by the independent accountants and the related fees and compensation for such services.

         - Review the performance of the CFO and review and concur in the appointment, replacement, reassignment or dismissal of the CFO.

         - Review with senior management and the independent accountants, at the completion of the annual audit, the following items to be included in the Annual Report on Form 10-K for the last fiscal year and prior to its filing:

              (1) the Corporation's annual consolidated financial statements and related footnotes;

              (2) the independent accountants' audit of the consolidated financial statements and their report thereon;

              (3) any significant changes required in the independent accountants' examination plan;

         - Review with the independent accountants, at the completion of the annual audit:

              (1) any serious difficulties or disputes with the CFO or management encountered during the course of the audit; and

              (2) any other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards including, items set forth in Statement on Auditing Standards No. 61 -- Communication with Audit Committees ("SAS 61") or other such auditing standards that may in time modify, supplement or replace SAS 61.

         - On an annual basis, in consultation with the independent accountants and senior management, review the adequacy and quality of the Corporation's financial reporting processes and system of internal control.

         - Prepare an Audit Committee Report for inclusion in all proxy and information statements relating to votes of shareholders. The Audit Committee Report must state whether the Committee:

              (1) has reviewed and discussed the audited consolidated financial statements with management;

              (2) has discussed with the independent accountants the matters required to be discussed by SAS 61, as such standard may be modified or supplemented;

              (3) has received the written disclosures from the independent accountants required by ISB Standard No. 1, as such standard may be modified or supplemented, and has discussed with the accountants their independence;

              (4) has recommended to the Board of Directors, based on the review and discussions referred to in items (l) through
                      (3) above, that the Corporation's consolidated financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission;

              (5) has adopted a written charter for the audit committee (and include a copy of the Charter as an appendix to the company's proxy statements at least once every three years); and

              (6)     is comprised of independent members.

         - Review with senior management and the independent accountants the financial information contained in the Corporation's Quarterly Report on Form 10-Q prior to its filing.

         - Review with senior management and, where appropriate, the Company's independent accountants, the financial information contained in the Company's earnings releases, pre-announcements and any other announcements provided to the Committee containing material financial information not previously released.

         - Review legal and regulatory matters that may have a material impact on the Corporation's consolidated financial statements and related compliance policies and programs.

         - Establish procedures for the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

         - Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting or auditing matters.

         - Review and reassess the adequacy of the audit committee charter on an annual basis.

         - Undertake such other actions as necessary or appropriate under law, the Corporation's charter or By-laws, and the resolutions and other directives of the Board of Directors.

   The Committee will report its actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

                                    EXHIBIT B

                   AMENDED AND RESTATED 1998 STOCK OPTION PLAN

         1.       PURPOSE.

                  The purposes of the Amended and Restated 1998 Stock Option Plan (the "Plan") of Manugistics Group, Inc. (the "Company") are to advance the interests of the Company and its shareholders by strengthening the ability of the Company to attract, retain and reward highly qualified officers and other employees, to motivate officers and other selected employees to achieve business objectives established to promote the long-term growth, profitability and success of the Company, and to encourage ownership of the Common Stock of the Company by participating officers and other selected employees. In addition, the Plan is intended as an additional incentive to directors of the Company who are not employees of the Company or a Subsidiary to serve on the Board of Directors and devote themselves to the future success of the Company by providing them with an opportunity to acquire or increase their proprietary interest in the Company through the receipt of restricted stock or options to acquire Common Stock. The Plan is also intended as an additional incentive to selected consultants to the Company to devote themselves to the success of the Company by providing them with similar benefits. The Plan authorizes stock compensation in the form of incentive and non-qualified stock options and awards of restricted stock.

         2.       DEFINITIONS.

                  "Board of Directors" means the Board of Directors of the Company.

                  "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute thereto, together with the published rulings, regulations and interpretations duly promulgated thereunder.

                  "Committee" means the committee of the Board of Directors established and constituted as provided in Section 5 of the Plan.

                  "Common Stock" means the common stock, $.002 par value of the Company, or any security issued by the Company in substitution or exchange therefor or in lieu thereof.

                  "Company" means Manugistics Group, Inc., a Delaware corporation, or any successor corporation.

                  "Employee" means any employee, including any officer of the Company, who is on the active payroll of the Company or a Subsidiary at the relevant time.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time, including all rules and regulations promulgated thereunder.

                  "Fair Market Value" means in respect of any date on or as of which a determination thereof is being or to be made, the average of the high and low per share sale prices of the Common Stock reported on the NASDAQ National Market System, or other established stock exchange on which the Common Stock is then traded.

                  "Incentive Stock Option" means any option to purchase shares of Common Stock granted pursuant to the provisions of Section 6 of the Plan that is intended to be and is specifically designated as an "incentive stock option" within the meaning of Section 422 of the Code.

                  "Non-Qualified Stock Option" means any option to purchase shares of Common Stock granted pursuant to the provisions of Section 6 of the Plan that is not an Incentive Stock Option.

                  "Participant" means any Employee or non-employee director of, or consultant to, the Company or a Subsidiary who receives a Stock Option or Restricted Stock Grant under the Plan.

                  "Plan" means this Amended and Restated 1998 Stock Option Plan of the Company, as set forth herein and as hereafter amended from time to time in accordance with the terms hereof.

                  "Restricted Stock" means shares of Common Stock issued pursuant to a Restricted Stock Grant under Section 7 of the Plan so long as such shares remain subject to the restrictions and conditions specified in the grant agreement pursuant to which such Restricted Stock Grant is made.

                  "Restricted Stock Grant" means a grant made pursuant to the provisions of Section 7 of the Plan.

                  "Stock Option" means and includes any Non-Qualified Stock Option and any Incentive Stock Option granted pursuant to Section 6 of the Plan.

                  "Subsidiary" means a subsidiary of the Company as defined in
Section 424(f) of the Code.

         3.       EFFECTIVE DATE; TERM.

                  (a) EFFECTIVE DATE. The Plan became effective on July 24, 1998, with the addition of Restricted Stock as reflected herein taking effect on July 29, 2003, if approved by the shareholders of the Company at the 2003 annual meeting of shareholders of the Company or any adjournments thereof.

                  (b) TERM. The Plan shall remain in effect until July 23, 2008 unless sooner terminated by the Board of Directors. Termination of the Plan shall not affect grants then outstanding.

         4.       SHARES OF COMMON STOCK SUBJECT TO PLAN.

                  (a) MAXIMUM NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN. The maximum aggregate number of shares of Common Stock which may be issued pursuant to the Plan, subject to adjustment as provided in Section 4(b) of the Plan, shall be twenty million four hundred seventy-five thousand eight hundred (20,475,800), plus any shares of Common Stock issued under the Plan that are forfeited back to the Company or are canceled pursuant to the terms of any grant agreement. The shares of Common Stock that may be issued under the Plan may be authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional shares of the Common Stock shall be issued under the Plan.

                  (b) ADJUSTMENTS UPON CHANGES IN CAPITAL STRUCTURE. In the event of any change in the capital structure, capitalization or Common Stock of the Company such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Stock, such proportionate adjustment, if any, as the Board of Directors in its discretion may deem appropriate to reflect such change shall be made with respect to: (i) the maximum number of shares of Common Stock which may be issued pursuant to the Plan; (ii) the number of shares of Common Stock subject to any outstanding Stock Option made to any Participant under the Plan; (iii) the per share exercise price in respect of any outstanding Stock Options; (iv) the number of shares of Common Stock which are the subject of Restricted Stock Grants then outstanding under the Plan; and (v) any other term or condition of any grant affected by any such change, subject to the provisions of Section 8(a) below.

         5.       ADMINISTRATION.

                  (a) THE COMMITTEE. The Plan shall be administered by a committee to be appointed from time to time by the Board of Directors and comprised of not less than two of the then members of the Board of Directors, each of whom is a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act (or has similar status under any successor provision) and is an "outside director" within the meaning of Section 162(m) of the Code. Members of the Committee shall serve at the pleasure of the Board of Directors. The Board of Directors may from time to time remove members from, or add members to the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business and the acts of a majority of the members present at any meeting at which a quorum is present shall be the acts of the Committee. Any one or more members of the Committee may participate in a meeting by conference telephone or similar means where all persons participating in the meeting can hear and speak to each other, which participation shall constitute presence in person at such meeting. Action approved in writing by a majority of the members of the Committee then serving shall be fully as effective as if the action had been taken by unanimous vote at a meeting duly called and held. The Company shall issue Stock Options and make Restricted Stock Grants under the Plan in accordance with the terms and conditions specified by the Committee, which terms and conditions shall be set forth in grant agreements and/or other instruments in such forms as the Committee shall approve.

                  (b) COMMITTEE POWERS. The Committee shall have full power and authority to operate and administer the Plan in accordance with its terms. The powers of the Committee include, but are not limited to, the power to: (i) select Participants from among the Employees and non-employee Directors of, and consultants to, the Company and Subsidiaries; (ii) establish the types of, and the terms and conditions of, all Stock Options and Restricted Stock Grants made under the Plan, subject to any applicable limitations set forth in, and consistent with the express terms of the Plan; (iii) award Stock Options and Restricted Stock Grants subject to and consistent with the express provisions of the Plan; (iv) prescribe the form or forms of grant agreements and other instruments evidencing grants under the Plan; (v) construe and interpret the Plan and make any determination of fact incident to the operation of the Plan;
(vi) promulgate, amend and rescind rules and regulations relating to the implementation, operation and administration of the Plan; (vii) adopt such modifications, procedures and subplans as may be necessary or appropriate to comply with the laws of other countries with respect to Participants or prospective Participants employed in such other countries; (viii) modify the terms of outstanding Stock Options and Restricted Stock Grants, except that, (A) without the consent of the recipient of a Stock Option or Restricted Stock Grant, no such modification may impair the rights granted under any such Stock Option or Restricted Stock Grant, and (B) without stockholder approval, the Committee may not take any action to decrease the exercise price of previously issued and currently outstanding Stock Options (except as provided in Section 4 of the Plan) or substitute new Stock Options with a lower exercise price in exchange for outstanding Stock Options; (ix) delegate to other persons the responsibility for performing administrative or ministerial acts in furtherance of the Plan; (x) engage the services of persons and firms, including banks and consultants, in furtherance of the Plan's activities; and (xi) delegate to the Company's Chief Executive Officer its authority to award Stock Options and Restricted Stock Grants to employees, other than persons deemed subject to the reporting requirements of Section 16 of the Exchange Act, upon such terms as are authorized by the Committee (and whose actions shall then be deemed as made by the Committee for purposes of this Plan), and (xii) make all other determinations and take all other actions as the Committee may deem necessary or advisable for the administration and operation of the Plan.

                  (c) COMMITTEE'S DECISIONS FINAL. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan, and of any grant agreement, shall be final, conclusive and binding upon all Participants, and all persons claiming through Participants, affected thereby.

                  (d) INDEMNIFICATION OF COMMITTEE MEMBERS. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Stock Option or Restricted Stock Grant granted under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided, however, that any such Committee member shall be entitled to the indemnification rights set forth in this Section 5(d) only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful, and further provided that upon the institution of any such action, suit or proceeding a Committee member shall give the Company written notice thereof and an opportunity to handle and defend the same before such Committee member undertakes to handle and defend it on his own behalf.

         6.       STOCK OPTIONS.

                  (a) IN GENERAL. Options to purchase shares of Common Stock may be granted under the Plan and may be Incentive Stock Options or Non-Qualified Stock Options. All Stock Options shall be subject to the terms and conditions of this Section 6 and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall determine. Any option intended to qualify as an Incentive Stock Option shall contain all of the terms required by the Code in order to receive favorable tax treatment under the Code. If the Committee does not specify the type of Stock Option, it shall be treated as a Non-Qualified Stock Option. Stock Options may be granted in addition to or in tandem with or independent of Restricted Stock Grants under Section 7 of the Plan.

                  (b) EMPLOYEE ELIGIBILITY AND LIMITATIONS. Any officer of the Company and any other employee of the Company or a Subsidiary may be granted Stock Options. The Committee shall determine, in its discretion, the Employees to whom Stock Options will be granted, the timing of such grants, and the number of shares of Common Stock subject to each Stock Option granted; provided, that
(i) the maximum number of shares of Common Stock in respect of which Stock Options may be granted to any Employee during any calendar year shall be 1,000,000 and (ii) in respect of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Common Stock with respect to which an Incentive Stock Option becomes exercisable for the first time by an Employee during any calendar year shall not exceed $100,000, or such other limit as may be required by the Code, except that, any portion of any Incentive Stock Option that cannot be exercised as such because of this limitation shall automatically be converted into and exercised as a Non-Qualified Stock Option. The Committee as part of any corporate transaction described in Section 424(a) of the Code shall have the right (in any manner which the Committee in its discretion deems consistent with Section 424(a) of the Code) to effect the assumption of, or the substitution for, option grants previously made by any other corporation to the extent that such corporate transaction calls for or permits such substitution or assumption of such stock option grants.

                  (c) OPTION EXERCISE PRICE. The per share exercise price of each Stock Option granted under the Plan shall be determined by the Committee prior to or at the time of grant, but in no event shall the per share exercise price of any Stock Option be less than 100% of the Fair Market Value of the Common Stock on the date of the grant of such Stock Option, unless otherwise required by law or in replacement for awards as part of an acquisition or merger; provided, however, that the exercise price shall be increased to at least 110% of Fair Market Value for Incentive Stock Options granted to persons someone described in Code Sections 422(b)(6) and 424(d) (as a more-than-10%-stockholder).

                  (d) OPTION TERM. The term of each Stock Option shall be fixed by the Committee; except that in no event shall the term of any Incentive Stock Option exceed ten years after the date such Incentive Stock Option is granted (or five years for Incentive Stock Options granted to 10% owners covered by Code Sections 422(b)(6) and 424(d)).

                  (e) EXERCISABILITY. A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the date of grant. No Stock Option granted to an Employee may be exercised unless the holder thereof is at the time of such exercise an Employee and has been continuously an Employee since the date such Stock Option was granted, except that the Committee may permit the exercise of such Stock Option for any period following the holder's termination of employment not in excess of the original term of the Stock Option on such terms and conditions as it shall deem appropriate. In the case of any option subject to any vesting requirements, the Committee may provide for the acceleration of the time at which such option may be exercised.

                  (f) METHOD OF EXERCISE. A Stock Option may be exercised, in whole or in part as to a minimum of 50 shares or, if fewer, the total number of shares subject to the Stock Option, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price, plus any required withholding taxes, in cash or by check or, if permitted by the terms of the related grant agreement or otherwise approved in advance by the Committee, in shares of Common Stock already owned by the Participant valued at the Fair Market Value of the Common Stock on the date of exercise and held for a period sufficient to avoid an accounting charge upon their use as payment. The Committee may also permit Participants, either on a selective or aggregate basis, to simultaneously exercise Stock Options and sell the shares of Common Stock thereby acquired pursuant to a brokerage or similar arrangement approved in advance by the Committee and to use the proceeds from such sale to pay the exercise price and withholding taxes.

                  (g)      STOCK OPTIONS TO NON-EMPLOYEE DIRECTORS.

                           (i) On the date of the Annual Meeting of
Shareholders, each director who is not an employee of the Company shall receive a Non-Qualified Stock Option to purchase shares of the Common Stock at a price per share as determined in Section 6(c) above in the following amount: 10,000 shares commencing on the date of the first Annual Meeting to occur after the director is initially elected or appointed to the Board and 10,000 shares on the date of each Annual Meeting thereafter, so long as the director remains a member of the Board. Each Non-Qualified Stock Option received by a director pursuant to this Section 6(g)(i) shall vest quarterly on a calendar year basis over a five year period and therefore become exercisable in 20 equal quarterly installments on the last day of each calendar quarter commencing with the last day of the first calendar quarter ending after the date the Non-Qualified Stock Option is granted. Any director leaving the Board prior to the quarterly vesting date of the Non-Qualified Stock Option grant shall forfeit the unvested portion of any such Non-Qualified Stock Option grant, unless the exception contained in Section 6(g)(v) applies.

                           (ii) On January 13, 2000, each director who is not an
employee of the Company and who is presently serving as a director on such date shall receive an additional Non-Qualified Stock Option to purchase 8,000 shares of the Common Stock at a price per share as determined in Section 6(c) above. Each additional Non-Qualified Stock Option received by a director pursuant to this Section 6(g)(ii) shall vest quarterly over a four-year period and therefore become exercisable in 16 equal installments each calendar quarter from the date the additional Non-Qualified Stock Option is granted. Any director leaving the Board prior to the quarterly vesting date of an additional Non-Qualified Stock Option grant shall forfeit the unvested portion of any such additional Non-Qualified Stock Option grant, unless the exception contained in Section 6(g)(v) applies.

                           (iii) Each director who is newly elected or appointed
to the Board following March 1, 2003 and who is not an employee of the Company shall receive on the date of appointment/election a Non-Qualified Stock Option to purchase shares of the Common Stock at a price per share as determined in
Section 6(c) above in the following amount: 35,000 shares, pro-rated as follows: any director who is elected or appointed to the Board at any time other than an Annual Meeting will receive a percentage of this grant on the date of his or her election based on the number of fiscal quarters ending from the date of appointment or election until the next Annual Meeting of Shareholders. Each Non-Qualified Stock Option received by a director pursuant to this Section 6(g)(iii) shall vest and become exercisable in 20 equal quarterly installments on the same date as the date of grant, provided that if the date of grant is the last day of a month, the option shall vest on the last day of the month of such quarterly period, whether or not the same date as the date of grant. Any director leaving the Board prior to the quarterly vesting date of the Non-Qualified Stock Option grant shall forfeit the unvested portion of any such Non-Qualified Stock Option grant, unless the exception contained in Section 6(g)(v) applies.

                           (iv) If the director's term in office is terminated
by the death of the director, the executor or administrator of the director's estate shall have the right to exercise with respect to all or any part of the number of shares which were vested on the date of death, within one year of the date of the death of the director.

                           (v) Any director asked to resign from the Board,
except for Cause (defined below), or not nominated for election to an additional term on the Board, except for Cause (defined below), shall retain the unvested portion of his or her Non-Qualified Stock Option grants, subject to their original vesting schedule. "Cause" shall be defined as a good faith determination by the Board that the director, in or related to the performance of his or her duties, has not acted in good faith and in a manner to be in or not opposed to the best interests of the Company.

                           (vi) Discretionary grants may also be made to
Non-Employee Directors in accordance with the terms of this Plan.

                  Notwithstanding anything contained herein to the contrary, no Non-Qualified Stock Option shall be exercisable following ten (10) years from the date the Non-Qualified Stock Option is granted.

                  (h) STOCK OPTIONS TO CONSULTANTS. The Committee may grant Non-Qualified Stock Options to consultants to the Company on such terms and conditions as are determined by the Committee, generally similar to those set forth above in Sections 6(a) through 6(f), except that any restrictions required to be set forth only in Stock Options to Employees need not be set forth in Stock Options to consultants.

         7.       RESTRICTED STOCK GRANTS.

                  (a) IN GENERAL. A Restricted Stock Grant is the issue of shares of Common Stock in the name of an Employee or director, which issuance is subject to such terms and conditions as the Committee shall deem appropriate, including, without limitation, restrictions on the sale, assignment, transfer or other disposition of such shares and the requirement that the Participant forfeit such shares back to the Company (i) upon termination of employment for specified reasons within a specified period of time, or (ii) if such other conditions as the Committee may specify are not satisfied. Restricted Stock may be granted in addition to or in tandem with or independent of Stock Options under Section 6 of the Plan.

                  (b) ELIGIBILITY AND LIMITATIONS. Any officer of the Company and any other Employee or director of the Company or a Subsidiary selected by the Committee may receive a Restricted Stock Grant. The Committee, in its sole discretion, shall determine whether a Restricted Stock Grant shall be made, the individual to receive the Restricted Stock Grant, and the conditions and restrictions imposed on the Restricted Stock Grant. The maximum number of shares of Common Stock that may be issued as Restricted Stock under the Plan shall be two million, which number shall be counted against the total set forth in Section 4(a) of the Plan. The maximum number of shares of Common Stock that may be issued to any Participant as Restricted Stock during any calendar year shall not exceed 200,000.

                  (c) WITHHOLDING TAXES. It shall be a condition of the retention of any Restricted Stock that the Employee make satisfactory arrangements for the payment to the Company of any withholding taxes due on account of the Restricted Stock. The Employee shall notify the Company promptly of any intent to make an election under Section 83(b) of the Code, so that appropriate withholding arrangements can be made.

                  (d) RESTRICTION PERIOD. Restricted Stock Grants shall provide that in order for a Participant to hold shares of Common Stock free of restrictions, the Participant must remain in the employment or on the Board of the Company or its Subsidiaries, subject to such exceptions as the Committee shall deem appropriate and specify in the related grant agreement, for a period of not less than one year commencing on the date of the grant and ending on such later date or dates as the Committee may designate at the time of the grant (the "Restriction Period"). The Committee, in its sole discretion, may provide for the lapse of restrictions and the end of the Restriction Period with respect to a portion of the Restricted Stock in installments during the Restriction Period.

                  (e) RESTRICTIONS. The following restrictions and conditions shall apply to the Restricted Stock during the applicable Restriction
Period: (i) the Participant shall not be entitled to delivery of the shares of the Restricted Stock; (ii) the Participant may not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of or realize on the Restricted Stock; and (iii) the Restricted Stock shall be forfeited to the Company if the Participant for any reason ceases to be an Employee or director prior to the end of the applicable Restriction Period, except due to circumstances specified in the related granted agreement or otherwise approved by the Committee. The Committee may in, its sole discretion, include such other restrictions and conditions as it may deem appropriate.

                  (f) PAYMENT. Upon expiration of the applicable Restriction Period and if all conditions with respect to the Restricted Stock have been satisfied, shares of Restricted Stock will be made available to the Participant, subject to satisfaction of any applicable withholding tax requirements (at vesting, if different from the end of the Restriction Period, or upon Section 83(b) election), free of all restrictions; provided, that the Committee may, in its discretion, require (i) that the Participant not dispose of the Restricted Stock for a period beyond the initially specified Restriction Period or (ii) that the Restricted Stock be retained by the Company.

                  (g) RIGHTS AS A SHAREHOLDER. A Participant shall have, with respect to shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and receive any cash dividends paid thereon. Stock dividends distributed with respect to shares of Restricted Stock shall be treated as additional shares under the Restricted Stock Grant and shall be subject to the restrictions and other terms and conditions set forth therein that are applicable to the Restricted Stock upon which the dividend is paid.

         8.       NON-TRANSFERABILITY OF GRANTS.

                  Except as hereinafter set forth, no grant under the Plan, and no right or interest therein, shall be (a) assignable, alienable or transferable by a Participant, except by will or the laws of descent and distribution, or (b) subject to any obligation, or the lien or claims of any creditor, of any Participant, or (c) subject to any lien, encumbrance or claim of any party made in respect of or through any Participant, however arising. During the lifetime of a Participant, Stock Options are exercisable only by, and shares of Common Stock issued under the Plan will be issued only to, the Participant or his or her legal representative. The Committee may, in its sole discretion, authorize written designations of beneficiaries and authorize Participants to designate beneficiaries with the authority to exercise Stock Options granted to a Participant in the event of his or her death or disability. Notwithstanding the foregoing, a Participant may transfer all or a portion of any Non-Qualified Stock Option or Restricted Stock Grant granted to such Participant to such Participant's parents, spouse or other life partner, children or grandchildren, siblings, or children of siblings, or a trust for the exclusive benefit of the Participant and/or one or more such persons, which transfer must be made as a gift and without any consideration; or pursuant to a qualified domestic relations order. All other transfers and any retransfer by any permitted transferee are prohibited and any such purported transfer shall be null and void. Each Stock Option or Restricted Stock Grant that becomes the subject of a permitted transfer (and the Participant to whom it was granted by the Company) shall continue to be subject to the same terms and conditions as were in effect immediately prior to such permitted transfer. The Participant shall remain responsible to the Company for the payment of all withholding taxes incurred as a result of any exercise of such Stock Option or release of restrictions on a Restricted Stock Grant. In no event shall any permitted transfer of a Stock Option or Restricted Stock Grant create any right in any party in respect of any award, other than the rights of the qualified transferee in respect of such award specified in the related grant agreement.

         9.       CHANGE IN CONTROL.

                  Subject to any required action by the shareholders of the Company, if the Company shall be the surviving corporation in any merger or consolidation, each outstanding Stock Option shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the Stock Option would have been entitled. Subject to the following paragraph, a dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving corporation, shall cause each outstanding Stock Option to terminate, provided that, immediately prior to such dissolution or liquidation, or merger or consolidation in which the Corporation is not the surviving corporation, all restrictions and conditions in respect of all Restricted Stock Grants then outstanding shall be deemed satisfied and each optionee shall, in such event, have the right to exercise his or her Stock Option in whole or in part without regard to any vesting requirements or installment provisions set forth in his or her Stock Option grant agreement.

         Notwithstanding the above provisions, a Stock Option will not terminate if assumed by the surviving or acquiring corporation, or its parent, upon a merger or consolidation under circumstances which are not deemed a modification of the Stock Option within the meaning of Sections 424 and 424(3)(A) of the Code, without regard to whether the Stock Option is covered by Section 424 of the Code.

         In addition, notwithstanding anything to the contrary in this Plan or in any Stock Option, if an Employee is terminated involuntarily without cause within one year after a consolidation or merger in which the Company is not the surviving corporation and the successor has assumed or replaced the Employee's Stock Options, all unexpired Stock Options held by such Employee shall be exercisable for a period of ninety (90) days after such termination, but in no event after the original expiration date set forth in the applicable Stock Option.

         10.      AMENDMENT OF PLAN.

                  The Board of Directors shall have the sole right and power to amend or terminate the Plan at any time and from time to time; provided, however, that the Board of Directors may not amend the Plan, without approval of the shareholders of the Company, in a manner that would:

                  (a) decrease the exercise price of outstanding Stock Options or provide for the exchange of options under an option exchange program;

                  (b) cause Stock Options that are intended to be Incentive Stock Options to fail to qualify;

                  (c) cause the Plan or any transaction hereunder to fail to meet the requirements of Rule 16b-3 under the Exchange Act; or

                  (d)      violate applicable law.

         11.      GENERAL PROVISIONS.

                  (a) All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or association upon which the Common Stock is then listed or traded, any applicable Federal or state securities law, and any applicable corporate law.

                  (b) Nothing contained in the Plan shall prevent the Board of Directors from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of stock options and the awarding of stock otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

                  (c) Nothing contained in the Plan or in any grant hereunder shall be deemed to confer upon any Employee any right to continued employment with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate or modify the employment of any of its employees at any time.

                  (d) The Plan and all grants made and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to choice of law provisions).

                  (e) Any Stock Option or Restricted Stock Grant under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to grants under this Plan).

                  (f) A leave of absence, unless otherwise determined by the Committee prior to the commencement thereof, shall not be considered a termination of employment. Any Stock Option or Restricted Stock Grant under the Plan shall not be affected by any change of employment, so long as the holder continues to be an Employee of the Company or any Subsidiary.

                  (g) The obligations of the Company with respect to all Stock Options and Restricted Stock Grants under the Plan shall be subject to (A) all applicable laws, rules and regulations, and such approvals by any governmental agencies as may be required, and (B) the rules and regulations of any securities exchange or association on which the Common Stock may be listed or traded.

                  (h) If any of the terms or provisions of the Plan conflict with the requirements of Rule 16b-3 under the Exchange Act, as in effect from time to time, or with the requirements of any other applicable law, rule or regulation, and with respect to Incentive Stock Options, Section 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of said Rule 16b-3 or other applicable law, rule, or regulation, and with respect to Incentive Stock Options, Section 422 of the Code. With respect to Incentive Stock Options, if the Plan does not contain any provision required to be included herein under
Section 422 of the Code, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

                  (i) The grantee or permitted transferee of a Stock Option shall have no rights as a stockholder with respect to any shares covered by such Stock Option until the date of the issuance of a stock certificate for such shares following the exercise of such Stock Option. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 4(b) hereof.

                  (j) No provision of the Plan or any Stock Option or Restricted Stock Grant under the Plan shall be construed to prevent the Company from taking any corporate action deemed by the Company to be appropriate or in its best interest, whether or not such action could have an adverse effect on the Plan or any Stock Options or Restricted Stock Grants hereunder, and no Stock Option or Restricted Stock Grant holder or such holder's estate, personal representative, beneficiary or permitted transferee shall have any claim against the Company as a result of taking such action. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees or directors of, or consultants to, the Company.

                                   DETACH HERE

                                      PROXY

                             MANUGISTICS GROUP, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           MANUGISTICS GROUP, INC. FOR
                       THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 29, 2003

         The undersigned, hereby revoking any contrary proxies previously given relating to these shares, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement in connection with the 2003 Annual Meeting of Shareholders of Manugistics Group, Inc. (the "Annual Meeting") to be held on Tuesday, July 29, 2003 at 9:00 A.M. E.D.T. at the Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878, and hereby appoints Timothy T. Smith and Raghavan Rajaji, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of the Common Stock of MANUGISTICS GROUP, INC. registered in the name provided herein which the undersigned is entitled to vote at the Annual Meeting, and at any adjournment(s) or postponement(s) thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them hereby is, instructed to vote or act as follows on the reverse side hereof on the proposals set forth in said Proxy Statement. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

-----------                                                          -----------
SEE REVERSE     CONTINUED AND TO BE COMPLETED, SIGNED AND DATED      SEE REVERSE
    SIDE                       ON REVERSE SIDE                           SIDE
-----------                                                          -----------

MANUGISTICS GROUP, INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

                                   DETACH HERE

[X]      Please mark
         votes as in
         this example.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of the three (3) nominees for Class II Directors listed below and FOR proposals 2 and 3.

1.       Election of Class II Directors to serve for a three-year term.

         Nominees: (01) Joseph H. Jacovini, (02) Gregory J. Owens, and (03) Thomas A. Skelton

                            FOR                      WITHHELD
                            ALL                      FROM ALL
                            NOMINEES   [ ]           NOMINEES   [ ]

         [ ]      ______________________________________
                  For all nominees except as noted above

2. Approval of an amendment to the Amended and Restated 1998 Stock Option Plan of Manugistics Group, Inc.

               FOR     [ ]    AGAINST      [ ]    ABSTAIN      [ ]

3. Approval of the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending 2004.

               FOR     [ ]    AGAINST      [ ]    ABSTAIN      [ ]

                MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

               Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

               Signature:_________ Date:______ Signature:__________ Date:_______